SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Chico’s FAS, Inc.

(Name of Registrant as specified in its Charter)

(Name of person(s) Filing Proxy Statement, if Other than the Registrant)

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CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

May 2, 2007

TO OUR STOCKHOLDERS:

It is our pleasure to invite you to attend our 2007 Annual Meeting of Stockholders, which will be held at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida on June 26, 2007 at 2:00 P.M., local time. The meeting will begin with a discussion and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders, followed by a report by several of our officers on Chico’s financial performance and operations.

The attached Proxy Statement is a critical element of the corporate governance process. Its purpose is to answer your questions, and to provide you with information about Chico’s Board of Directors and executive officers and a discussion of proposals that require your vote.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

On behalf of the management and directors of Chico’s FAS, Inc., we want to thank you for your continued support and confidence in Chico’s.

SCOTT A. EDMONDS
President and Chief Executive Officer

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2007

To the Stockholders of Chico’s FAS, Inc.:

TIME	2:00 P.M., local time, on Tuesday, June 26, 2007

PLACE	Hyatt Regency Coconut Point Resort & Spa 5001 Coconut Road Bonita Springs, Florida 34134

ITEMS OF BUSINESS	1. To elect three Class II directors, each to serve for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2008 (fiscal 2007); and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 30, 2007.

ANNUAL REPORT	Our 2006 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary

May 2, 2007

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2007

To the Stockholders of	May 2, 2007
Chico’s FAS, Inc.:

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Stockholders on June 26, 2007, beginning at 2:00 P.M., local time. The Annual Meeting will be held at the Hyatt Regency Coconut Point Resort & Spa, Bonita Springs, Florida. Stockholders will be admitted beginning at approximately 1:30 P.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company’s independent certified public accountants. In addition, the Company’s management will report on the performance of the Company during the fiscal year ended February 3, 2007 and respond to questions from stockholders.

When are these materials being mailed?

This proxy statement and the form of proxy are being mailed starting on approximately May 7, 2007.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of Scott A. Edmonds, Charles J. Kleman and A. Alexander Rhodes as proxies for the 2007 Annual Meeting.

What is a proxy statement?

It is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders receive their proxy materials directly from their broker or other institution, not from Chico’s. When you properly complete, sign and return your proxy card, you are giving your broker, other financial institution or nominee instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

The record date for the 2007 Annual Meeting is April 30, 2007. The record date is established by the Board of Directors as required by law and the Company’s Articles of Incorporation and By-laws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.

What are abstentions and broker non-votes?

An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the stockholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

What constitutes a “quorum” for the meeting?

A certain minimum number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other financial institution how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 176,007,513 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

Stockholders of record can vote by:

•	returning a completed proxy card by mail to The Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution in accordance with the procedures and requirements applicable to your account. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

The Company has not established procedures to allow telephone or electronic voting by stockholders of record, but may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.

Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised and properly executed proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and file with the Secretary of the Company or an inspector of election either a notice of revocation, a duly executed proxy bearing a later date, or a duly executed ballot. The powers of the proxy holders will be suspended if you attend the meeting in person and you so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the election of the three nominees to serve three-year terms on our Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2008 (fiscal 2007), and otherwise as recommended by the Board of Directors.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a broker or other institution, even if you do not provide the broker or other institution with voting instructions. Brokers and certain other institutions have the authority, under the rules of the New York Stock Exchange, to vote shares on certain “routine” matters for which their customers do not provide voting instructions by the tenth day before the meeting. The election of directors and the ratification of the appointment of Ernst & Young LLP as the independent certified public accountants of the Company are considered routine matters and thus may be voted on the matters scheduled to come before the meeting as your broker or other institution may determine if you have not provided voting instructions within the applicable time frame.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Class II Director positions (see page 6).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2008 (fiscal 2007) (see page 18).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.  Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Ratification of Appointment of Accountants.  The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 2, 2008 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Other Items.  If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

Are votes confidential? Who counts the votes?

The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b) in case of a contested proxy solicitation,

(c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d) to allow the independent inspectors of election to certify the results of the vote.

All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for the common stock, whose representatives will serve as one or more of the inspectors of election.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions (that is, a properly executed proxy marked “ABSTAIN” with respect to a particular matter) and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter, even though the shares associated with such abstentions and broker non-votes are counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Accordingly, for purposes of any vote, abstentions and broker non-votes will have the same effect as does a share that is not present or otherwise not voted.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2006 Annual Report and this proxy statement?

In some cases we may send only one annual report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2006 Annual Report or this proxy statement, please contact Sherry Terzian by phone at (239) 274-4425 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33966 and we will promptly send you separate copies. If we have been sending only one annual report and proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and proxy statement and you would prefer that we send only one copy for the entire household.

How do I contact the board of directors?

You can send written communications to one or more members of the board, addressed to:

Chairman, Board of Directors
Chico’s FAS, Inc.
c/o Corporate Secretary
11215 Metro Parkway
Ft. Myers, Florida 33966

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

How do I submit a stockholder proposal for the 2008 annual meeting?

The Company’s 2008 annual meeting is expected to be on June 24, 2008. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 3, 2008. Proposals should be addressed to the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. In addition, the Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. That notice must provide certain other information as described in the Company’s Amended and Restated Articles of Incorporation. See “Stockholder Proposals for Presentation at the 2008 Annual Meeting.”

1.     ELECTION OF CLASS II DIRECTORS – ITEM ONE ON YOUR PROXY CARD

Directors Standing For Election

The full Board is currently comprised of nine directors. The Board is divided into three classes with Class I having four directors, Class II having three directors and Class III having two directors. Nevertheless, it is anticipated that the number of directors in Class I will be reduced to three directors and that the total number of directors will be reduced to eight directors when a successor Chief Financial Officer and Treasurer is appointed and Charles J. Kleman steps down from his executive officer positions and his director position, as previously announced.

Directors are elected for three-year terms.

The terms of the existing Class II directors, Verna K. Gibson, Betsy S. Atkins, and David F. Dyer expire at the 2007 Annual Meeting.

The Class III directors, John W. Burden, III and David F. Walker, serve until the annual meeting of stockholders in 2008 and the Class I directors, Scott A. Edmonds, Ross E. Roeder, and Michael A. Weiss, serve until the annual meeting of stockholders in 2009. Class I director, Charles J. Kleman, announced that he will step down from his positions as Executive Vice President-Finance, Chief Financial Officer and Treasurer of the Company, upon the appointment of a successor Chief Financial Officer and Treasurer. He also indicated that he will step down from his director position when he steps down from his officer positions.

The election of the three Class II directors will take place at the 2007 Annual Meeting. At its meeting on March 6, 2007, the Board approved the recommendation of the Corporate Governance and Nominating Committee that the following persons stand for election at the 2007 Annual Meeting:

Class II Director Seats

Verna K. Gibson
Betsy S. Atkins
David F. Dyer

If elected, Verna K. Gibson, Betsy S. Atkins and David F. Dyer, will continue their service on the Board beginning at the 2007 Annual Meeting and will serve on the Board until the annual meeting in 2010, or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Verna K. Gibson, Betsy S. Atkins and David F. Dyer as Class II directors of the Company.

Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

Nominees for election at this meeting to terms expiring in 2010:

Verna K. Gibson, 64, has been a director since 1993 and presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

Betsy S. Atkins, 53, has been a director since 2004 and is the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. Prior to 1994, Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc. a Functional Food/Nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Global Market, Sales, and International Executive Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins also serves on the Boards of Directors of Polycom, Inc., Reynolds American Inc., and SunPower Corporation. Ms. Atkins publishes and keynote speaks on corporate board governance best practices for the National Association of Corporate Directors. Ms. Atkins was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee, and is a Governor-appointed member of the Florida International University Board of Trustees.

David F. Dyer, 57, is the former President and Chief Executive Officer of Tommy Hilfiger Corporation where he served from August 2003 until his retirement in May 2006. Prior to joining Tommy Hilfiger Corporation, Mr. Dyer served as President and Chief Executive Officer of Lands End from 1998 through 2002. From June 2002 until August 2003, Mr. Dyer also served as Executive Vice President of Sears and a member of the Management Executive Committee at Lands’ End, in addition to his position as President and Chief Executive Officer. His responsibilities included, in addition to Lands’ End, the Sears Direct businesses, both internet and catalog, and the Great Indoors Home division of Sears. Mr. Dyer previously served in various other roles at Lands End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog from 1997 to 1998. Mr. Dyer joined the Board in March 2007 to fill a vacancy created by the Board, having been recommended for service as a director by Scott Edmonds, with approval by Betsy Atkins.

Directors Continuing in Office

Directors whose present terms continue until 2008 (Class III directors):

John W. Burden, III, 70, has been a director since 1997 and is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham & Straus Division. Prior to that time, he spent 12 years with Macy’s.

David F. Walker, 53, has been a director since 2005 and is currently the Director of the Accountancy Program at the University of South Florida in St. Petersburg and leads the school’s Program for Social Responsibility and Corporate Governance. He has held these positions since 2002. Mr. Walker also has been an independent consultant with respect to accounting, auditing and business issues since 2002. For approximately 27 years, through 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner with the firm from 1986 until 2002, and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of First Advantage Corporation, Comm Vault Systems, Inc., and Technology Research Corporation, Inc.

Directors whose present terms continue until 2009 (Class I directors):

Scott A. Edmonds, 49, has been a director since 2004 and is President and Chief Executive Officer of the Company. Mr. Edmonds has been employed by the Company since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President-Operations and, effective January 1, 1996, he was promoted to the position of Senior Vice President-Operations. In February 2000, Mr. Edmonds was further promoted to Chief Operating Officer, in September 2001, Mr. Edmonds was promoted to President, and in September 2003, Mr. Edmonds was appointed to the additional office of Chief Executive Officer. Prior to joining the Company in 1993, Mr. Edmonds was employed by Ferguson Enterprises, Inc., a plumbing and electrical wholesale company, since 1980. His last position with Ferguson was President of the Fort Myers, Florida Division.

Charles J. Kleman, 56, has been a director since 1993 and is Executive Vice President-Finance, Chief Financial Officer and Treasurer of the Company. Mr. Kleman has been employed by the Company since January 1989, when he was hired as the Company’s Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company’s Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer. Mr. Kleman served as Secretary until October 2004. He served as Senior Vice President-Finance from January 1996 through November 1996, effective December 1996, was promoted to the position of Executive Vice President-Finance and effective November 2003, was promoted to the additional position of Chief Operating Officer and served in such capacity until August 2005. In February 2007, Mr. Kleman announced that he would be stepping down from his positions as Executive Vice President-Finance, Chief Financial Officer, and Treasurer of the Company, upon the Company’s identification and appointment of a successor Chief Financial Officer and Treasurer. He also indicated that he would step down from his director position at the same time that he steps down from his officer positions. Prior to joining the Company, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988, Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various public accounting firms, spending over four years of that time with Arthur Andersen & Co.

Ross E. Roeder, 69, has been a director since 1997 and is Chairman of Smart & Final, Inc., having held this position since 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder is also a director of Mercantile Bank.

Michael A. Weiss, 66, has been a director since 2005 and is the retired President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. (“Limited”). He served in that capacity from 1997 to 2004. Mr. Weiss joined Limited in 1981 as merchandise manager for Express and rose to the position of President of Express, serving in that capacity from 1982 to 1993. He was named Vice Chairman of Limited in 1993, and served in that post until 1997. Mr. Weiss returned to Express in January 1997, serving as President and Chief Executive Officer until his retirement in 2004. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. He is currently a member of the Board of Directors of Payless ShoeSource, Inc., Borders Group, Inc., and Pacific Sunwear of California, Inc.

Governance of the Company

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.chicos.com by first clicking “Our Company,” then “Investor Relations,” then “Corporate Governance,” and then “Corporate Governance Guidelines.” The “Corporate Governance Guidelines” are also available in print to any stockholder who requests it by contacting the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. These guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Guidelines have been updated from time to time since their initial adoption. The Guidelines, as adopted by the Board, meet the updated listing standards of the New York Stock Exchange. The Company is currently engaged in its annual review of the Guidelines. Any revisions to the Guidelines will continue to meet the applicable listing standards of the New York Stock Exchange and will be posted on the Company’s website.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

Corporate
Governance
		Compensation	and
	Audit	and Benefits	Nominating	Executive
Director	Committee	Committee	Committee	Committee

Michael A. Weiss**	*			*
Verna K. Gibson	*			*
Charles J. Kleman	*
Ross E. Roeder		**	*
John W. Burden, III		*		**
Betsy S. Atkins			**	*
Scott A. Edmonds				*
David F. Walker	**		*	*
David F. Dyer		*

 * Member

** Chair

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters. The board is the Company’s governing body, responsible for hiring, overseeing and evaluating executive management, particularly the Chief Executive Officer, and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of nine directors. The current Board members include seven independent directors and two individuals who are members of the Company’s senior management. If all of the nominees for election are elected, the Board will continue to be comprised of seven independent directors and two non-independent directors, although upon Mr. Kleman’s planned resignation, it is expected that the number of non-independent directors will be reduced to one and that the size of the Board will be reduced to eight.

The primary responsibilities of the Board of Directors are oversight, counseling, and direction to the Company’s executive management in the long-term interests of Chico’s and its stockholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider the interests of other constituencies, which include employees, suppliers, customers and the communities in which it does business, and the economy of the state of Florida and the United States. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive

Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by Chico’s.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held seven meetings during the fiscal year ended February 3, 2007. During the fiscal year ended February 3, 2007, each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served and the average director attendance was over 98%.

During fiscal 2006, the non-employee directors of the Board met without the Chief Executive Officer or other members of management present during four of the seven regularly scheduled Board meetings.

Chairman and Lead Director

In August 2003, the Board created a new position of lead director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Verna K. Gibson was serving in the position of lead director when in December 2006, the Board elected a Chairman who was an independent member of the Board. The Company decided that the newly elected Chairman should take over the duties and responsibilities previously held by the lead director. However, the Board decided to transition these responsibilities from Ms. Gibson to the newly elected Chairman with a completion of the transition as of the date of the 2007 Annual Meeting of Stockholders and with Ms. Gibson continuing to hold her position as lead director until such Annual Meeting.

In December 2006, following Marvin Gralnick’s retirement from the Board, the Board decided it would be appropriate to appoint an independent member of the Board to succeed Mr. Gralnick as its Chairman. Accordingly, Michael A. Weiss was appointed as Chairman of the Board, with the understanding that he would continue serving in this position until at least the Company’s 2007 Annual Meeting of Stockholders.

Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in March 2007. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, nominees or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with the Guidelines and the NYSE standards, a director is not independent if:

•	The director is or has been within the last three years an employee of Chico’s.

•	An immediate family member of the director is or has been within the last three years an executive officer of Chico’s.

•	The director has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director who is an executive officer of Chico’s has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of Chico’s internal or external auditor.

•	The director is a current employee of Chico’s internal or external auditor.

•	An immediate family member of the director is a current employee of Chico’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of Chico’s internal or external auditor and personally worked on Chico’s audit.

•	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Chico’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, Chico’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company and research conducted by management with respect to outside affiliations, the Board affirmatively determined that seven of the nine current directors, Ms. Gibson, Mr. Roeder, Mr. Burden, Ms. Atkins, Mr. Walker, Mr. Weiss and Mr. Dyer are independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. As a result of this review and this process, the Board also affirmatively determined that the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees are all comprised entirely of independent directors. In addition, members of the Compensation and Benefits Committee meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Messrs. Edmonds and Kleman are considered inside directors because of their continued employment as senior executives of the Company. The Board also determined that Stewart Mitchell, a director who resigned in August 2006, was independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934 while he served on the Board, but that Marvin Gralnick and Helene Gralnick, directors who retired from the Board in December 2006, were considered inside directors both because of their prior employment as senior executives of the Company and because of their continuation as at-will employees from and after early March 2004 until December 2006.

Code of Ethics

The Company has a Code of Ethics, which is applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, and to all the directors. The Code of Ethics is available under the Investor Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Communications to Non-Management Directors

Stockholders and other parties interested in communicating with the Chairman or with the other non-management directors as a group may do so by writing to: Chairman, Board of Directors, Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. Letters addressed to the Chairman or any of the other non-management directors will be routed to the Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the board members with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling in such report to a third party hotline that has been established by the Board of Directors (1-888-669-4911, ext. 2273) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the General Counsel and Vice President – Internal Audit. If instead a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the General Counsel and the head of the Company’s internal audit department. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. Ten of the eleven directors then holding office attended the annual meeting in June 2006.

Committees of the Board

The Board of Directors has a standing Corporate Governance and Nominating Committee, Audit Committee, Compensation and Benefits Committee, and Executive Committee. The current charters of each of these committees, except the Executive Committee that currently has no charter, as well as Chico’s Corporate Governance Guidelines and Code of Ethics are available under the Investor Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company. Chico’s stockholders may obtain printed copies of these documents by writing to Chico’s FAS, Inc. Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held three meetings during the fiscal year ended February 3, 2007. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and its committees. This Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. This Committee’s charter is available under the Investors Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company.

All of the members of this Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Audit Committee

The Audit Committee held seven meetings during the fiscal year ended February 3, 2007. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls, ethics compliance, and audit functions. This Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the Form 10-K, reviews the Company’s quarterly financial results and approves the Form 10-Q, and meets with the independent accountants and the head of the Company’s internal audit department from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants. This Committee has the authority to hire its own outside legal and other advisors. This Committee’s charter is available under the Investors Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company.

All members of this Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Federal regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the chair of this Committee, is qualified as an Audit Committee Financial Expert within the meaning of the SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. Although the Board of Directors has determined that Mr. Walker has the requisite attributes defined under the rules of the SEC, his responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. See the Audit Committee Report on page 20 for further information.

Compensation and Benefits Committee

The Compensation and Benefits Committee held five meetings during the fiscal year ended February 3, 2007 and regularly acts by written consent. The principal responsibilities of this Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company, to provide input and make recommendations to the Board on individuals elected to be executive officers of the Company; to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s 1993 Stock Option Plan, Amended and Restated 2002 Employee Stock Purchase Plan, 2002 Omnibus Stock and Incentive Plan, Deferred Compensation Plan, 401(k) Plan, and the Cash Bonus Incentive Plan. This Committee’s charter is available under the Investors Relations portion of the Company’s website (www.chicos.com) by clicking on “Our Company.”

All of the members of this Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 25 for further information.

Executive Committee

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law to the Board. In practice, the Committee’s actions are generally limited to more routine matters such as the authorization of ordinary-course corporate credit facilities and borrowings. The Executive Committee held two meetings during the fiscal year ended February 3, 2007 and may, from time to time, act by written consent.

Identifying and Evaluating Nominees for the Director Positions

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Corporate Governance and Nominating Committee are subject to approval by the Board.

Stockholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of such Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating such nominations, such Committee seeks to address the criteria set forth under “Director Criteria” and “Director Obligations” below. Such Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See “Stockholder Proposals for Presentation at the 2008 Annual Meeting” on page 59 for further information. The Company received no stockholder nominations in 2006.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director positions. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for the director positions. Candidates may come to the attention of the Committee through current Board members, current management, professional search firms, stockholders (as described above) or other persons. Once the Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors.

If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Director Criteria

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Service on other boards and other commitments are considered by such Committee when reviewing Board candidates.

Director Obligations

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director.

Compensation of Directors

Base Compensation and Benefits.  Each non-management director receives an annual retainer of $40,000, and an additional $1,000 for each board and committee meeting attended, whether in person or by telephone. The non-management director serving as the Chairman of the Board receives an additional annual retainer of $40,000. Each non-management director who serves as a committee chair for the Audit and Compensation and Benefits Committees receives an additional annual retainer of $20,000, all other Committee chairs receive an additional annual retainer of $10,000. The lead director has been entitled to receive an additional annual retainer of $20,000. However, in December 2006, the Board elected a new Chairman, who is independent and not a member of the Company’s management and who, at the 2007 Annual Meeting of Stockholders, will complete the assumption of the duties and responsibilities previously assigned to the lead director. As a result, the position of lead director will not be necessary during such time as the Chairman who is elected to serve is independent and not a member of the Company’s management. From March 1, 2004 until their resignation from the Board on December 18, 2006, Mr. Gralnick and Ms. Gralnick were counted as being within the group of non-management directors given that during such time they were no longer serving as an officer or as a part of management of the Company, but were engaged solely as consulting employees. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings. Non-employee directors may also elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson and Ms. Atkins participated in this program.

Stock Options and Restricted Stock.  Each year following the annual meeting of stockholders, each continuing non-employee director receives an automatic grant of stock options to purchase 10,000 shares of common stock. In the fiscal year ended February 3, 2007, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Mitchell, Mr. Walker and Mr. Weiss each received automatic grants under the Company’s 2002 Omnibus Stock and Incentive Plan for 10,000 shares. Each such option grant, which vests in 1/3 increments annually beginning June 20, 2007, has a ten-year term, and permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $28.58. Mr. Mitchell’s grant was forfeited in its entirety on August 11, 2006, upon his resignation from the Board. In addition to the automatic grants received by continuing non-employee directors, Mr. and Ms. Gralnick were each also granted 10,000 shares under the 2002 Omnibus Stock and Incentive Plan. These grants, which were scheduled to vest in 1/3 increments annually beginning on June 20, 2007, were forfeited in their entirety upon their resignation from the Board on December 18, 2006.

Each new non-employee director receives 10,000 options upon election or appointment. Mr. Dyer, upon his appointment to the Board of Directors in March 2007, received a grant of 10,000 options under the Company’s 2002 Omnibus Stock and Incentive Plan. Mr. Dyer’s stock options, which vest in 1/3 increments annually beginning

March 5, 2008, have a ten-year term and permit Mr. Dyer to purchase shares at the fair market value on their date of grant, which in the case of Mr. Dyer’s stock options was $20.17.

The Company’s current non-employee directors, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Walker, Mr. Weiss, and Mr. Dyer may occasionally receive additional option grants or restricted stock awards at the discretion of the Board of Directors under the Company’s 2002 Omnibus Stock and Incentive Plan. On February 27, 2006, each of Mr. Gralnick, Ms. Gralnick, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Mitchell, Mr. Walker and Mr. Weiss were granted 2,500 shares of restricted stock. For those directors who remained directors on February 27, 2007, these restricted stock awards vested 1/3 on February 27, 2007 and are scheduled for further 1/3 vesting on each of February 27, 2008 and February 27, 2009. A portion of the restricted stock awards granted in 2006 to Mr. Gralnick and Ms. Gralnick vested on December 18, 2006 upon their retirement from the Board and the balance of their 2006 awards were forfeited. The restricted stock award granted in 2006 to Mr. Mitchell never vested either in whole or in part and was forfeited upon his resignation from the Board. Similar fiscal year 2007 awards of restricted stock were recently considered and awarded to each of the non-employee directors.

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended February 3, 2007.

						Change in
						Pension Value
						and
	Fees				Non-Equity	Nonqualified	All
	Earned			Option	Incentive Plan	Deferred	Other
	or Paid in		Stock	Awards	Compensation	Compensation	Compensation
	Cash (4)		Awards (6)	(7)	(8)	Earnings (9)	(10)	Total
Name (1)	($)		($)	($)	($)	($)	($)	($)

Marvin J. Gralnick (2)	43,587	(5)	83,230	–	–	–	9,782	136,599
Helene B. Gralnick (2)	42,587	(5)	83,230	–	–	–	–	125,817
Verna K. Gibson	75,000		80,047	26,132	–	–	6,103	187,282
Ross E. Roeder	75,000		80,047	26,132	–	–	–	181,179
John W. Burden, III	63,000		80,047	26,132	–	–	–	169,179
Betsy S. Atkins	61,000		80,047	26,132	–	–	9,782	176,961
Stewart P. Mitchell (3)	35,565		–	–	–	–	–	35,565
David F. Walker	78,000		36,147	75,070	–	–	–	189,217
Michael A. Weiss	59,000		36,147	92,657	–	–	–	187,804

(1)	Does not include David F. Dyer as he did not join the Board until after February 3, 2007. With respect to compensation disclosures relating to Scott A. Edmonds and Charles J. Kleman, each of whom are also Named Executive Officers of the Company, see the Summary Compensation Table under “Executive Compensation.”

(2)	Retired from the Board effective on December 18, 2006; no Board compensation earned or accrued after that date.

(3)	Retired from the Board effective on August 11, 2006; no Board compensation earned or accrued after that date.

(4)	The following table shows the breakdown of the Total Fees Earned or Paid in Cash between the Annual Retainer, the Board and Committee Meeting Fees and the Committee Chair Fees.

		Board /		Total Fees
	Annual	Committee		Earned or
	Retainer	Meeting	Committee	Paid in
	Fees	Fees	Chair Fees	Cash
Name	($)	($)	($)	($)

Marvin J. Gralnick (2)	38,587	5,000	–	43,587
Helene B. Gralnick (2)	38,587	4,000	–	42,587
Verna K. Gibson	40,000	15,000	20,000	75,000
Ross E. Roeder	40,000	15,000	20,000	75,000
John W. Burden, III	40,000	13,000	10,000	63,000
Betsy S. Atkins	40,000	11,000	10,000	61,000
Stewart P. Mitchell (3)	24,565	11,000	–	35,565
David F. Walker	40,000	18,000	20,000	78,000
Michael A. Weiss	40,000	19,000	–	59,000

(5)	Does not include $49,615 of compensation paid to each of Mr. Gralnick and Ms. Gralnick in fiscal 2006 as consulting employees of the Company.

(6)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in fiscal 2006 related to restricted stock awards granted to directors in and prior to fiscal 2006, computed in accordance with Statement of Financial Accounting Standard No. 123R (SFAS 123R). For a discussion of the valuation of restricted stock, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007. As of February 3, 2007, the named directors had the following number of unvested shares of restricted stock outstanding: Marvin J. Gralnick - 0 shares; Helene B. Gralnick - 0 shares; Verna K. Gibson - 4,167 shares; Ross E. Roeder - 4,167 shares; John W. Burden, III - 4,167 shares; Betsy S. Atkins - 4,167 shares; Stewart P. Mitchell - 0 shares; David F. Walker - 2,500 shares; and Michael A. Weiss -2,500 shares. Certain of these unvested shares have vested since February 3, 2007. In addition, on March 9, 2007, 2,500 additional shares of restricted stock were granted to each of Verna K. Gibson, Ross E. Roeder, John W. Burden, III, Betsy S. Atkins, David F. Walker, Michael A. Weiss and David F. Dyer.

(7)	The amounts included in the “Option Awards” column represent the compensation cost recognized by the Company in fiscal 2006 related to option awards granted to directors in and prior to fiscal 2006, computed in accordance with SFAS 123R. For a discussion of valuation assumptions, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007. As of February 3, 2007, the named directors had the following number of options outstanding, all of which were fully vested except as indicated: Marvin J. Gralnick - 10,000; Helene B. Gralnick - 10,000; Verna K. Gibson - 247,600 (10,000 unvested); Ross E. Roeder - 247,600 (10,000 unvested); John W. Burden, III - 40,000 (10,000 unvested); Betsy S. Atkins - 10,000 (all unvested); David F. Walker - 20,000 (10,000 unvested); Stewart P. Mitchell - 10,000; and Michael A. Weiss - 20,000(all unvested). Since February 3, 2007, all of the options held by Mr. Gralnick and Ms. Gralnick as of February 3, 2007 terminated without being exercised. Since February 3, 2007, 10,000 options were granted to David F. Dyer upon his joining the Board on March 5, 2007, which are scheduled to vest in equal thirds annually beginning March 5, 2008.

(8)	The Company does not maintain any non-equity incentive plans for its non-employee directors.

(9)	The Company does not maintain any pension plan or nonqualified deferred compensation plan for its non-employee directors.

(10)	Comprised of Company-paid premiums for health insurance coverage.

Indemnification.  We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS – ITEM TWO ON YOUR PROXY CARD

Appointment Proposed for Ratification

Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending February 2, 2008 (fiscal 2007), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED. The appointment will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Fees to Independent Accountants

The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2006 (ended February 3, 2007) and fiscal 2005 (ended January 28, 2006) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2006 and fiscal 2005.

	Fiscal 2006	Fiscal 2005

Audit Fees	$659,484	$630,620
Audit-Related Fees	24,600	9,360
Tax Fees	22,946	71,074
All Other Fees	-0-	-0-

Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.

Audit-Related Fees

Fees for audit-related services in fiscal 2006 principally related to a review of the Company’s adoption of SFAS 123R. For fiscal 2005, such fees principally related to fees incurred for due diligence.

Tax Fees

Fees for tax services in fiscal 2006 principally related to the review of the Company’s federal and certain state income tax returns. For fiscal 2005, fees for tax services principally related to transfer pricing services and review of the Company’s federal and certain state income tax returns.

All audit-related services, tax services and other services in fiscal 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of four directors and operates under a written charter adopted by the Board of Directors. This Committee’s charter is available under the Investor Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company. The current members of this Committee are David F. Walker (Chair), Verna K. Gibson, Ross E. Roeder, and Michael A. Weiss. Each member of the Committee is independent in the judgment of the Company’s Board of Directors, as required by the listing standards of The New York Stock Exchange and as set forth in the Company’s Corporate Governance Guidelines. This Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent registered certified public accountants (the independent accountants) with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an integrated audit of internal control over financial reporting performed in conjunction with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States, and for expressing opinions thereon. This Committee’s responsibility is to monitor and oversee these processes. In this context, this Committee has met and held discussions with management, the internal auditors and the independent accountants.

The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by The New York Stock Exchange.

The members of this Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent accountants, nor can this Committee certify that the independent accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the independent accountants, and the experience of this Committee’s members in business, financial and accounting matters.

As part of its oversight of the Company’s financial statements, this Committee reviews and discusses with both management and the Company’s independent accountants all annual and quarterly financial statements prior to their issuance. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended February 3, 2007 (fiscal 2006), with management, the internal auditor and the Company’s independent accountants. With respect to fiscal 2006, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with this Committee. Discussions regarding the Company’s audited financial statements included the independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications) and by the Audit Committee’s charter. The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence and satisfied itself as to that firm’s independence.

In addition, this Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon the Audit Committee’s discussion with management, the internal auditor, and the independent accountants, this Committee’s review of the representations of management, and the report of the independent accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in the Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended February 3, 2007.

MEMBERS OF THE AUDIT COMMITTEE

David F. Walker, Chair
Verna K. Gibson
Ross E. Roeder
Michael A. Weiss

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s executive officers.

			Years with
			the
Executive Officers	Age	Position	Company

Scott A. Edmonds	49	President, Chief Executive Officer and Director	13
Charles J. Kleman	56	Executive Vice President-Finance, Chief Financial Officer, Treasurer and Director**	18
Michele Cloutier	42	Executive Vice President-Chief Merchandise Officer-Chico’s	*
Patricia Murphy Kerstein	63	Executive Vice President***	9
Gary A. King	49	Executive Vice President-Chief Information Officer	2
Michael J. Leedy	38	Executive Vice President-Chief Marketing Officer	1
Mori C. MacKenzie	57	Executive Vice President-Chief Stores Officer	11
Charles L. Nesbit, Jr.	51	Executive Vice President-Chief Operating Officer	2
Patricia Darrow-Smith	45	Brand President-White House Black Market	3
A. Alexander Rhodes	48	Senior Vice President-General Counsel and Secretary	4
Michael J. Kincaid	49	Senior Vice President-Finance, Chief Accounting Officer and Assistant Secretary	7

*	Joined the Company in September 2006
**	In February 2007, Mr. Kleman announced that he would be stepping down from these positions upon the appointment of a successor Chief Financial Officer and Treasurer
***	In March 2007, Ms. Murphy Kerstein stepped down from her day-to-day responsibilities as Chief Merchandising Officer but continues to serve the Company as an Executive Vice President

Non-Director Executive Officers

Michele Cloutier is Executive Vice President-Chief Merchandising Officer-Chico’s for the Company, having just been promoted to that position in March 2007. Ms. Cloutier joined the Company in September 2006 as Executive Vice President-General Merchandise Manager-Chico’s, after having served in the capacity of an independent consultant from 2004 to 2006. From 2003 to 2004, Ms. Cloutier served as Senior Vice President-General Merchandising Manager at Ann Taylor Stores. From 1993 to 2002, she held several senior merchandising roles in multiple divisions at The Gap, Inc. Earlier in her specialty retailing career, Ms. Cloutier held buying positions at Macy’s and Abraham & Strauss.

Patricia Murphy Kerstein is Executive Vice President for the Company. Ms. Murphy Kerstein has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, in June 1999, she was promoted to Vice President-General Merchandise Manager, in August 2000, she was promoted to Senior Vice President-General Merchandise Manager, and in January 2003, Ms. Murphy Kerstein was promoted to Executive Vice President-Chief Merchandising Officer. Ms. Murphy Kerstein stepped down from her Chief Merchandising Officer position in March 2007 and is scheduled to step down from her position as Executive Vice President in March 2008. After March 2008, she will continue to serve the Company as an executive consultant. From February 1987 until September 1997, Ms. Murphy Kerstein was Vice President of Merchandising and Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she held various positions including Divisional Merchandise Manager and Director of Fashion Coordination for Lane Bryant, a division of the Limited.

Gary A. King is Executive Vice President-Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc., where he most recently served as Vice President,

Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc. including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.

Michael J. Leedy is Executive Vice President-Chief Marketing Officer for the Company, having just been promoted to that position in March 2007. Mr. Leedy joined the Company in April 2006 as Senior Vice President-Chief Marketing Officer. Prior to joining the Company, Mr. Leedy spent over ten years with American Eagle Outfitters, Inc., where he most recently served as Executive Vice President and Chief Marketing Officer. From 1993 to 1995, Mr. Leedy served as President of Method, Inc., a retail brand strategy firm providing consulting services to other retailers. From 1991 to 1993, Mr. Leedy held various positions with The Limited, Inc.

Mori C. MacKenzie is Executive Vice President-Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President-Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President-Stores, and effective February 2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

Charles L. Nesbit, Jr. is Executive Vice President-Chief Operating Officer for the Company. Mr. Nesbit has been with the Company since August 2004, when he was hired as Senior Vice President-Strategic Planning and Business Development. He was promoted to Executive Vice President-Operations in April 2005 and to the additional title of Chief Operating Officer in August 2005. Prior to joining the Company, Mr. Nesbit spent twenty years at the Sara Lee Corporation where he most recently served as a corporate vice president and Chief Supply Chain Officer for the corporation’s U.S. and Canada apparel operations. He served as President and Chief Executive Officer of Sara Lee Intimate Apparel, the largest intimate apparel company in the United States and Canada, from 1999 to 2003, and President and Chief Executive Officer of the Bali Company from 1996 to 1999.

Patricia Darrow-Smith is Brand President-White House Black Market for the Company, having just been promoted to that position in March 2007. Ms. Darrow-Smith joined the Company in September 2003 as Senior Vice President-Merchandising of The White House, Inc. as a result of the acquisition of The White House, Inc. by the Company. In April 2004, she was appointed Senior Vice President-General Merchandise Manager-White House for the Company. She was promoted to Senior Vice President-Chief Creative Officer-White House for the Company and appointed as President of White House Black Market, Inc., a wholly owned subsidiary of the Company, in June 2006. From 1986 to September 2003 Ms. Darrow-Smith served as the most senior merchandising executive of The White House, Inc., most recently as Executive Vice President, Merchandising. Ms. Darrow-Smith previously worked for the Hyatt Hotels Corporation.

A. Alexander Rhodes is Senior Vice President-General Counsel and Secretary for the Company. Mr. Rhodes joined the Company in January 2003 as its Intellectual Property Counsel, expanding his oversight of legal matters for the Company into several other areas until October 2004, when he was promoted to Vice President-Corporate Counsel and Secretary. In April 2006, Mr. Rhodes was promoted to Senior Vice President-General Counsel and Secretary. Mr. Rhodes graduated from the Stetson University College of Law in 1994. From 1997 through December 2002, Mr. Rhodes practiced law with the Annis Mitchell Cockey Edwards & Roehn and Carlton Fields law firms working primarily in the areas of commercial litigation and intellectual property.

Michael J. Kincaid is Senior Vice President-Finance, Chief Accounting Officer and Assistant Secretary for the Company. Mr. Kincaid has been with the Company since August 1999 when he was hired as Controller and Director of Finance. In October 2001, Mr. Kincaid was promoted to Vice President-Finance, in November 2003, Mr. Kincaid was promoted to the additional position of Chief Accounting Officer, in December 2004, Mr. Kincaid

was elected to the additional position of Assistant Secretary, and in March 2005, was promoted to Senior Vice President-Finance. From 1991 to 1999, Mr. Kincaid was employed by Tractor Supply Company, most recently as Vice President-Controller, Treasurer and Secretary. From 1981 to 1991, he held various management and accounting positions with Cole National Corporation, Revco D.S., Inc. and Price Waterhouse.

None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2006 are related to one another, except that Marvin J. Gralnick and Helene B. Gralnick, who served as directors during fiscal 2006 but retired from their director positions in December 2006, are husband and wife. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation and Benefits Committee (the “Committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 26-37 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

Ross E. Roeder, Chair
John W. Burden, III
David F. Dyer
Michael A. Weiss (served as a member prior to
March 6, 2007)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for the Company – to increase stockholder value over the long term. In a highly competitive business such as ours, it is essential that our executive compensation program is designed to help us attract, motivate, and retain highly skilled executive officers who are able to drive long term, sustainable, and profitable growth for our Company. To this end, we have implemented a compensation program designed to reward our executive officers for entrepreneurial activity that increases shareholder value through sustained financial performance and outstanding leadership that reflects our values and unique culture.

Our five executives identified in the Summary Compensation Table on page 38 (our “Named Executive Officers” or “NEOs”) have more than 40 combined years of experience with Chico’s. During this time, each has held senior positions with the Company and been charged with increasing levels of responsibility based upon their ability to drive our growth. The compensation these executives receive reflects their performance and their dedication to the Company and its stockholders.

The Company’s Compensation and Benefits Committee has the responsibility to review and approve the annual compensation, compensation procedures and compensation plans and programs for our officers, including the Named Executive Officers. The Committee is also responsible for monitoring adherence with our compensation philosophy.

The Company bases its executive compensation programs and decisions on the same objectives that guide the Company in establishing all its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. Because associates are more able to affect our overall results as they progress to higher levels in the organization, an increasing proportion of their pay must be linked to the Company’s performance and stockholder returns.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent.

•	Compensation should align executive officers with our stockholders by rewarding superior performance that enhances stockholder value. Our executive compensation programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where individual performance falls short of expectations or Company performance lags the industry, the programs should deliver lower levels of compensation. Nevertheless, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, the programs should continue to ensure that successful, high-achieving and high potential associates will remain motivated and committed to the Company.

•	Compensation should foster the long-term focus required for success in the specialty retail industry. Although most management associates receive a mix of both annual and longer-term incentives, associates at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	Performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

•	Compensation and benefit programs should be egalitarian. Although the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•	Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

The Committee’s Processes

The Committee meets periodically during each fiscal year to review the existing compensation and benefits programs and to consider modifications that continue to provide a direct relationship between executive compensation and sustained corporate performance. When making our decisions, the Committee considers the Company’s compensation philosophy, the achievement of established business goals, relevant peer data, and recommendations made by the Chief Executive Officer (“CEO”) and the Senior Vice President-Chief Human Resources Officer (“CHRO”). The Committee will also consider the advice of an independent external compensation consulting firm as appropriate.

For fiscal 2006, the Committee and the Company took the following steps to help ensure that the compensation we awarded to the executive officers was consistent with our stated objectives and that the Committee was carrying out its duties in an effective and fiscally responsible manner:

•	Buck Consultants, a respected external compensation consultant with expertise in executive compensation, was retained to provide the Committee with relevant market data and to advise us about alternatives when making compensation decisions for all officers including the NEOs. In addition, our human resources department includes associates with significant compensation experience who provided us with additional support, data, and analysis.

•	The Committee reviewed and revised the compensation peer group that we benchmark our executive compensation against in order to include more companies that are similar in terms of industry, business, and geographic footprint.

•	The Committee reviewed all compensation components for the NEOs, taking into account a tally sheet prepared as to the overall compensation for each NEO.

•	The Board appointed new members to the Committee in an effort to broaden the collective experience of the Committee and appointed a new Committee Chair with broad experience relative to compensation structures for officers of public companies.

•	The Committee conducted periodic reviews of the Company’s compensation philosophy to ensure that the philosophy remains appropriate given the Company’s strategic objectives.

•	The Committee conducted its annual review of the Committee Charter to ensure that the Charter accurately and effectively reflects the Committee’s responsibilities.

•	The Committee completed an annual self-evaluation of its effectiveness.

Role of the Committee and the Executive Officers in Compensation Decisions

Currently, the Committee, in consultation with its external compensation consultant and the CHRO, makes all compensation decisions with respect to the compensation for our CEO including establishing his base salary, the terms under which his cash incentive bonuses are to be paid, and determining the extent to which he receives stock-based compensation awards. For fiscal 2006, the Committee consulted with our former Senior Vice President – Human Resources and Buck Consulting for input and supporting information relative to these compensation decisions.

The Committee also determines the amount and terms of the cash based compensation and stock-based compensation awards for the other executive officers and non-executive officers, taking into account recommendations and performance evaluation input from our CEO and CHRO. Our CEO and CHRO have limited authority to make changes and adjustments to cash based compensation, with the expectation that any adjustments would be in keeping with our overall compensation philosophy.

The CEO was actively involved in providing recommendations to the Committee during its evaluation and design of the 2006 compensation programs for all of our executive and non-executive officers other than himself, including the recommendation of individual compensation levels. In doing so, he relied on his personal experience serving in numerous executive capacities, including CEO, as well as publicly available information for comparable compensation guidance. He also consulted information provided by Buck Consulting and by an executive search firm specializing in recruiting executive officers for the Company and other specialty retailers. No other NEO assumed an active role in the evaluation, design or administration of the 2006 executive officer compensation program, although in fiscal 2006 the former head of Human Resources and our Chief Financial Officer (“CFO”) assisted the CEO in developing recommendations on the bonus program and making individual performance evaluations.

Setting Executive Compensation – Benchmarking and Use of Compensation Experts

In 2006, the Committee engaged Buck Consultants to provide us with relevant market data and alternatives to consider when making compensation decisions and recommendations for our executive officers. During this time, Buck Consultants provided only compensation consulting services to the Company. The Committee also engaged Buck Consultants with respect to 2007 compensation arrangements, as described below under “2007 Compensation Framework.”

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded specialty retailers (the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated, consists of companies against which the Company believes it competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group were:

• Abercrombie & Fitch Co.	• Christopher & Banks Corp.	• Limited Brands, Inc.

• Aeropostale, Inc.	• Coach, Inc.	• The Men’s Wearhouse, Inc.

• American Eagle Outfitters, Inc.	• Coldwater Creek, Inc.	• Pacific Sunwear of California, Inc.

• Ann Taylor Stores Corp.	• Finish Line, Inc.	• Quiksilver, Inc.

• Cache, Inc.	• The Gap, Inc.	• The Talbots, Inc.

• Charlotte Russe Holding, Inc.	• Guess, Inc.	• Tween Brands, Inc.

• Charming Shoppes, Inc.	• J. Jill Group, Inc.	• Urban Outfitters, Inc.

• Wet Seal, Inc.

The Company also competes with many larger companies such as Macy’s, Nordstrom, and Neiman Marcus for top executive-level talent. As such, we generally try to set base salaries between the 50th and 75th percentile of the Compensation Peer Group and to set total compensation, where performance targets are achieved, at or near the 75th percentile of the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and by other market factors. This objective takes into account our expectations and desires that, over the long term, we will be able to generate stockholder returns in excess of the average of our peer group.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonuses;

•	Long term stock-based incentive compensation;

•	Retirement and health and welfare benefits; and

•	Certain perquisites and other benefits.

Mix of Compensation Components

Executive compensation is designed to help emphasize executive performance measures that correlate closely with the achievement of our shorter-term performance objectives as well as our longer-term focus on increasing stockholder value, consistent with our overriding compensation objectives and philosophy. To this end, a substantial portion of the annual and long-term compensation for our executive officers is at-risk.

There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by consultants, surveys, and other information considered relevant that is available to it to determine the appropriate level and mix of incentive compensation for each executive officer. However, the portion of the compensation that is at-risk tends to increase commensurate with the executive’s position within the Company. This approach is designed to provide more upside potential and downside risk for those with more senior positions because we believe that the more senior executive officers tend to have greater influence on our performance as a whole.

We believe that meaningful equity participation by each executive officer is one of the primary motivating factors that will result in significant long term and sustained increases in value and growth. This belief is reflected in our officer and director stock ownership guidelines and well as the aggregate awards of stock options and restricted stock that we have made to our executive officers.

Components of Compensation

Base Salaries

We provide our NEOs and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for our NEOs are determined based on his or her position, level of responsibility and accountability, experience and performance, and by using market data. We target base salaries between the 50th and 75th percentile of the relevant market. We may set a base salary above the 75th percentile when considered necessary to attract or retain key executives.

During its review of base salaries for our executives, the Committee primarily considers:

•	market data available to it, including any data that may have been provided by outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other executive officers;

•	overall Company-wide performance; and

•	the individual executive’s overall performance and contribution to the Company’s performance.

The Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities. In recognition of our overall positive performance in fiscal 2005, our NEOs received between 0.0% and 16.7% increases in their respective base salaries for fiscal 2006, including a 7% increase for our CEO. Because of our weaker financial performance in fiscal 2006, however, the CEO, CFO, and Chief Operating Officer (“COO”) as well as other executive officers did not receive any performance-based increase in their base salary from fiscal 2006 to fiscal 2007. However, in fiscal 2007, we decided to eliminate the car allowance that certain executive officers were receiving and simply add that amount to the officer’s base salary. As a result, the base salaries for the CEO, CFO, and COO were increased by the amount of the car allowance each was receiving.

Annual Cash Incentive Bonuses

A significant component of an executive officer’s total cash compensation consists of an incentive bonus, which is intended to make a portion of the executive’s compensation dependent on our performance and to provide executive officers with incentives to achieve our near and long-term goals, increase stockholder value, and work as a team in meeting goals and overcoming challenges.

Bonuses are generally determined pursuant to our Cash Bonus Incentive Plan, which was the bonus program that was in effect in fiscal 2006. Under this Cash Bonus Incentive Plan, the bonuses are based on multiple performance measures depending on an executive’s functional responsibilities as well as performance measures that are a part of our overall financial plan. The Committee reviews and approves the targeted performance measures for each executive, as well as the overall financial plan, prior to or promptly following the start of each fiscal year, with further mid-year reviews if and when determined necessary. In fiscal 2006, the Committee reviewed and approved the targeted performance measures for the executives in March 2006 and again in September 2006.

To encourage high levels of achievement, the performance measures the Committee established under the Cash Bonus Incentive Plan are focused, in part, on areas that each executive can influence as well as the overall financial plan. These performance measures are chosen to provide incentives for achieving both near and long-term financial goals, with the specific measures tailored to the particular executive’s position with the Company, addressing overall financial performance and, if applicable, performance within the executive’s primary area of responsibility.

The targeted performance levels are principally designed to stimulate growth in sales, gross margin, and earnings per share and to encourage control over operating expenses. Under the Cash Bonus Incentive Plan, each executive is to have an assigned aggregate bonus target expressed as a percentage of his or her base salary with aggregate bonus targets for executive officers generally ranging from 60% to 160% of base salary, depending on the executive’s position, as well as an assigned aggregate bonus minimum (threshold) and an assigned aggregate bonus maximum. The aggregate bonus target is then weighted, assigning a portion of the aggregate bonus target to each performance measure applicable to that particular executive officer. For example, 40% of the aggregate bonus target might be tied to achieving a targeted sales growth, 35% may be tied to achieving a targeted growth in gross margin and the remaining 25% may be tied to achieving a targeted growth in earnings per share.

The aggregate bonus target represents the amount payable to the executive officer if the Company achieves the targeted performance level for each of the applicable performance measures. The aggregate bonus minimum represents the amount payable to the executive officer if the Company achieves just the minimum performance level for each of the applicable performance measures, while the aggregate bonus maximum represents the amount payable to the executive officer if the Company achieves or exceeds the maximum performance level for all of the applicable performance measures. Thus, the actual bonus awards can be higher or lower than the bonus targets, ranging from 0% to 240% of base salary, depending on the actual performance level achieved by the Company for each of the particular performance measures applicable to the particular executive officer and the relative weighting of those performance measures.

For example, if the Company failed to achieve any of the minimum performance levels for the applicable performance measures, then no performance based bonus would be awarded to that particular executive. If the Company achieved some of the minimum performance levels for the applicable performance measures but failed to achieve others, then only a portion of the minimum bonus would be awarded. Similarly, if the Company achieved targeted performance levels for some of the applicable performance measures but only minimum performance levels for the others, then the aggregate bonus would be an amount above the aggregate minimum bonus but less than the aggregate targeted bonus. If the Company achieved the targeted performance levels for some of the applicable performance measures but achieved the maximum performance levels for the others, the aggregate bonus would be an amount above the aggregate targeted bonus but less than the aggregate maximum bonus. The aggregate maximum bonus is paid only when the Company achieves or exceeds the maximum performance levels for all of the applicable performance measures.

Accordingly, the actual bonus paid to any particular executive is dependent on a matrix, based on how well the Company performs with respect to each of the specific performance measures applicable to that particular executive, the respective targeted performance levels and the relative weightings of same. See the table “Grants of Plan-Based Awards for 2006 Fiscal Year” for the aggregate minimum, target and maximum awards for fiscal 2006 for each of our Named Executive Officers.

Under the Plan, bonuses based on the performance criteria are awarded twice during the fiscal year, with the midyear bonuses based on achieving the respective performance measures the first six-months of the fiscal year and with year end bonuses based on achieving the respective performance measures for the last six months of the fiscal year.

The bonuses paid for fiscal 2006 pursuant to the Plan appear in the Summary Compensation Table under the “Nonequity Incentive Plan Compensation” column. Satisfactory individual performance is a condition to payment. At the end of the performance period, the Committee has discretion to award a discretionary bonus to reward individual productivity improvements even in the face of weaker overall Company performance as well as an individual’s expected future contribution to the Company. The discretionary bonuses paid for fiscal 2006 appear in the Summary Compensation Table under the “Bonus” column.

Bonus targets were based on job responsibilities, internal relativity, and peer group data. The Company’s objective was to set aggregate bonus targets such that total annual cash compensation was within the broad upper middle range of peer group companies and a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. The Committee established the following bonus targets for fiscal 2006 for the NEOs (expressed as a percentage of base salary): 160% for Mr. Edmonds, 140% for Mr. Kleman, 140% for Ms. Murphy Kerstein, 140% for Mr. Nesbit, and 100% for Mr. King.

For fiscal 2006, bonuses for the CEO and the CFO were based solely on growth in earnings per share. For each of the other executive officers, the applicable performance measures, the specific financial targets and the applicable weightings were tailored to each respective executive officer, in an effort to maintain greater focus on the performance in their respective areas of responsibility, including, where applicable, brand responsibility. In March 2006, the Committee established performance measures applicable for the first half of the fiscal year. In September 2006, it adjusted some of the performance measures and financial targets for the second half of the 2006 fiscal year for certain executive officers in two primary respects. First, the Committee changed certain targets from percentage targets to dollar targets. Second, it changed some of the weightings to better align the officer with his or her respective brand. The Committee did not change the performance criteria and targets previously established for the CEO, CFO, Chief Merchandising Officer-Chico’s, and Chief Operating Officer because these officers had greater involvement in establishing the overall performance targets and greater responsibility and accountability for the Company’s overall operations and financial results.

In fiscal 2006, the Company experienced below-target growth in several key financial categories. Despite the below target growth, however, the Company was still a very profitable enterprise. At the recommendation of the CEO and in light of a concern over the ability to retain talent in the face of the significant impact that the below target performance had on bonus amounts and the negative impact on our equity based incentives, the Committee authorized approximately $542,000 in aggregate discretionary bonuses for certain executive officers (excluding the CEO, CFO, Chief Merchandising Officer-Chico’s, Chief Stores Officer, and Chief Operating Officer). The bonuses paid to our twelve executive officers for fiscal 2006 based solely on the performance measures were 26.2% of target, and when coupled with the discretionary bonuses paid, were only 34.0% of target. Overall, our twelve executive officers were awarded a total of approximately $2.35 million in incentive bonuses for the 2006 fiscal year.

In April 2007, the Committee approved the performance criteria, bonus targets and design for the fiscal 2007 annual incentive compensation under the Plan. As in fiscal 2006, the performance measures are primarily designed, to stimulate growth in sales, gross margin, and earnings per share and to encourage control over operating expenses. These performance criteria and the weighting of these criteria are intended to motivate and reward eligible officers to strive for continued financial improvement for the Company, consistent with increasing stockholder value. In addition, achievement of the fiscal 2007 targets will require an improvement in our operating results over our fiscal 2006 results, which we believe should increase stockholder value when met.

Long-Term Incentive Stock-Based Compensation

Providing executive officers stock-based compensation is the most effective way to align their interests with those of our stockholders. Stock options and restricted stock provide an incentive, beginning immediately upon grant, which focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock-based compensation has been and continues to be a key part of our program for motivating and rewarding key employees over the long term. We intend to continue to have stock based compensation serve as an important part of the compensation program for key employees.

The Committee, upon the recommendation by the CEO and the CHRO, makes final decisions regarding stock based awards, although the Committee authorized the CEO, CFO, and CHRO, within parameters and limits established by the Committee, to grant stock options, but only in connection with non-officer new hires. Such factors as performance and responsibilities of individual officers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, number of shares of restricted stock and/or number of restricted stock units awarded to a particular award recipient. In determining the size of the individual award of stock options or restricted stock, the Committee also considers the amount of stock based awards outstanding and previously granted, the amount of stock based awards remaining available for grant under the 2002 Omnibus Stock and Incentive Plan, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain qualified management.

Prior to fiscal 2005, the Committee chose to limit equity awards for employees in managerial positions, including the executive officers, to grants of stock options, even though our equity plans also allowed for the grant of restricted stock and restricted stock units. The stock option grants were typically awarded each year based on an assessment of each recipient’s ongoing contribution to overall corporate performance. In fiscal 2005, for a number of reasons including changes in the rules associated with accounting for equity based awards, we decided that on a prospective basis we would award a combination of restricted stock and stock options, again based on an assessment of the recipient’s contribution to overall corporate performance, targeting an equal value in stock options and restricted stock. All stock based awards vest over time as a means to encourage the recipient of a stock based award to remain in service with us.

In fiscal 2006, (i) a total of 889,662 stock options were granted to our employees and non-employee directors, including 348,000 stock options that were awarded to executive officers and 90,000 stock options that were awarded to non-employee directors and (ii) a total of 287,175 shares of restricted stock were awarded to our employees and non-employee directors including 110,667 shares of restricted stock that were awarded to executive officers and 22,500 shares of restricted stock that were awarded to non-employee directors.

Stock Options

Substantially all stock options granted to key employees vest in equal amounts over a period of three years from the date of grant. Stock option award levels are determined based on market data and vary among participants based on their positions within the Company.

Prior to December 2006, grants of equity awards could be awarded at any time and on any date during the fiscal year, with the option exercise price for option grants being the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of the applicable grant. In December 2006, the Committee changed the equity grant procedures such that, except for automatic grants under the terms of the 2002 Omnibus Stock Option Plan, the grant date of an equity award is expected to be the first day of the next “window period,” as set forth on our annual fiscal calendar. If the window is closed for any reason on the scheduled first day of the window period, the equity grant is expected to be made on the first day that the window opens or on the first day of the next window period, whichever comes first. For option grants, the option exercise price continues to be the closing price on the date of grant. Although the option exercise price for option grants are intended to be the New York Stock Exchange closing price on the date of the grant, the Committee has the authority to grant options at an exercise price in excess of the closing price of our Common Stock on the grant date but not at a price less than the closing price of our Common Stock on the grant date.

We do not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

In January 2006, the Committee awarded the following stock options to the Named Executive Officers at an exercise price of $43.56: 90,000 options to Mr. Edmonds, 25,000 options to Mr. Kleman, 30,000 options to Ms. Murphy Kerstein, 20,000 options to Mr. Nesbit, and 20,000 options to Mr. King.

Stock option awards for directors are preset under the terms of the 2002 Omnibus Stock and Incentive Plan, with 10,000 options being granted automatically immediately following each annual meeting of stockholders to each non-employee director then serving in such capacity and with 10,000 options being granted to each new non-employee director on the date such director first joins the board and takes office as a director. Reelected directors receive the normal annual grants, but do not become entitled to another new election/appointment grant at the time of his or her reelection.

Restricted Stock and Restricted Stock Units

Awards of shares of restricted stock are granted to key employees based on similar criteria as stock option grants. The restricted stock that was granted to senior executives as part of fiscal 2005 compensation vests 100% at the end of three years from the date of grant. In early fiscal 2006, the Company decided to change the vesting for future restricted stock awards such that restricted stock awarded to senior executives vests in equal annual amounts over a period of three years from the date of grant. Consistent with this change in policy, the restricted stock granted to senior executives as part of fiscal 2006 compensation and as part of fiscal 2007 compensation vests in equal annual amounts over a period of three years from the date of grant.

In January 2006, the Committee awarded the following shares of restricted stock to the Named Executive Officers: 30,000 shares to Mr. Edmonds, 8,333 shares to Mr. Kleman, 10,000 shares to Ms. Murphy Kerstein, 6,667 shares to Mr. Nesbit and 6,667 shares to Mr. King.

Unlike stock options, restricted stock awards for directors are not preset under the terms of the 2002 Omnibus Stock and Incentive Plan. However, since fiscal 2005, the Board has awarded 2,500 shares of restricted stock to each non-employee director on an annual basis at approximately the same time that awards of restricted stock are made to executive officers. The restricted stock granted to non-employee directors provides for vesting in equal amounts over a period of three years from the date of grant.

Although the 2002 Omnibus Stock and Incentive Plan allows for the award of restricted stock units, in addition to authorizing awards of restricted stock and stock options, to date we have not chosen to award any restricted stock units to any of our employees or executive officers.

Granting of Stock Options and Restricted Stock Awards

The Committee’s procedure for making equity grants (stock options and restricted stock) is designed to provide some measure of assurance that grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Beginning in fiscal 2007, the annual equity grant date for all officers is the date on which the trading window period first opens following the public release of year end earnings. This grant date is generally in late February or early March and is established by us well in advance. Because the Committee does not generally meet on this date, the Committee will authorize the grants at its meeting first preceding the grant date, usually several weeks in advance, specifying an effective prospective grant date consistent with this policy. The exercise price for stock options is generally the closing date price on the specified prospective grant date, but in no event less than such closing date price. This grant date is driven by two principal considerations:

•	It coincides with our fiscal-year-based performance management cycle for all officers, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It occurs about three days after release of year end earnings, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

Similarly, the annual equity grant date for all non-officers, which occurs later in the fiscal year, is designed to coincide with our non-officer performance management cycle. Again this allows us to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance. Because the Committee does not generally meet on this date, the Committee will authorize the grants at its meeting first preceding the September grant date, usually several weeks in advance, specifying an effective prospective grant date consistent with this policy. Again, the exercise price for stock options is generally the closing date price on the specified prospective grant date, but in no event less than such closing date.

Accounting Implications of Stock Based Compensation

Effective January 29, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards 123(R), Share-based Payment. Consequently, we began recording non-cash stock compensation expense in our financial statements for stock options vesting during fiscal 2006 and thereafter, and for the 15% discount resulting from our Employee Stock Purchase Plan (“ESPP”) program and continued to record expense related to our restricted stock grants from fiscal 2005 (see below). In our financial statements, we utilize the modified prospective transition method to record and present compensation expense related to stock-based compensation. In the Summary Compensation Table below and the Director Compensation Table above, we have included stock compensation as it is calculated and recorded in our fiscal 2006 financial statements for each NEO and non-officer director as required by the SEC’s regulations. The non-cash stock compensation expense for stock options and restricted stock that we grant is generally recognized ratably over the requisite vesting period. We continue to believe that stock options, restricted stock and other forms of equity compensation are an essential component of our compensation strategy, and we intend to continue to offer these awards in the future.

Retirement and Welfare Benefits

401(k) Plan

In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in our profits and accumulate retirement savings. Effective January 1, 1999, we incorporated a 401(k) feature into our profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 100% of their respective compensation subject to certain statutory limitations and have it contributed to the plan. The Company has elected to match employee contributions by contributing 50% of the first 6% of qualifying compensation contributed by the employee. The Company can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of our operating results for the respective year. During the fiscal year ended February 3, 2007, our aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $2.1 million, of which $58,000 was contributed for the benefit of our executive officers.

Employee Stock Purchase Plan

In 2002, the Company adopted a new stock purchase plan (replacing our 1993 employee stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. As an inducement, eligible employees may purchase shares of stock in the Company during each exercise period at a 15% discount to the value of the stock. This plan was amended and restated in 2004 to address certain technical amendments. The executive officers are eligible to participate in this stock purchase plan, subject to limits based on Internal Revenue Service regulations.

Health and Welfare Benefits

Our executive officers also are eligible to participate in the health and dental coverage, life insurance, paid vacation and holiday and other programs that are generally available to all of our employees.

Perquisites and Other Benefits

We do not provide significant perquisites or personal benefits to executive officers. For a number of years, we provided certain executive officers with a separate car allowance. The Company discontinued this practice beginning in fiscal 2007. We value perquisites at their incremental cost to us in accordance with SEC regulations, and the Named Executive Officers are allowed to reimburse us for such perquisites at their incremental cost to us to the extent that limitations on personal use are exceeded. These amounts are reflected in the Summary Compensation Table below.

Deferred Compensation Plan

The Company has adopted an unfunded, nonqualified plan that permits executive officers to defer current compensation for retirement savings. Pursuant to the deferred compensation plan, participants may defer all or a portion of qualifying remuneration payable by us. A book account is then maintained for each such executive officer in which there is an accounting of such deferred compensation and deemed earnings thereon based upon selection of deemed investment options by the executive officer. In accordance with the terms of the plan, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of our creditors and are not the property of the executive officer. This provides further incentive to the executive officer to drive future performance.

Section 409A of the Internal Revenue Code (the “Code”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements. Although we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective, the final regulations under the section have recently been issued, and we are in the process of evaluating whether we will have to make adjustments to our nonqualified deferred compensation arrangements to comply with these recently issued regulations.

Severance and Change in Control Benefits

The Committee, based on research and experience, has concluded that we must offer reasonable severance benefits in order to attract and retain highly skilled officers. These severance benefits should reflect the fact that our competition offers comparable benefits and that it may be difficult for such officers to find comparable employment within a short period of time following severance.

Certain of the executive officers have employment agreements that provide for severance benefits which trigger in connection with certain employment terminations, with separate provisions that would govern a severance associated with a change in control. In particular, these contractual severance benefits are extended to the following executive officers: Scott A. Edmonds, the Chief Executive Officer; Charles J. Kleman, the Chief Financial Officer; Patricia Murphy Kerstein, the Chief Merchandising Officer; and Charles L. Nesbit, Jr., the Chief Operating Officer. The principal terms of these employment agreements and the related severance benefits are described beginning on page 44 of this proxy statement.

In an effort to establish some measure of consistency with respect to severance benefits, in December 2006, the Committee approved certain severance guidelines for all officers and certain other employees. These guidelines provide, among other things, for (i) continuation of base salary and payment of COBRA coverage for a period of up to 6 months for vice presidents and a period of up to 12 months for executive vice presidents and senior vice presidents, but only if the officer’s employment is terminated without cause, the officer’s base salary is substantially reduced, the officer’s job duties are substantially reduced, or the officer’s employment is terminated within a specified period following a change in control. These guidelines are simply general guidelines and do not create any contractual right to the severance benefits or any obligation on the part of the Company upon any such severance. However, under the severance guidelines, before any severance payment would be made, the Company would intend to require that the officer must release all claims against the Company, reaffirm his or her obligations regarding confidentiality and non-disparagement in favor of the Company and agree not to compete against the Company or solicit the Company’s employees during the severance benefit payment period. In fiscal 2006, no officer received any severance as a result of the severance guidelines.

Tally Sheets

With respect to fiscal 2006 compensation, the Committee utilized a tally sheet of all compensation and potential payouts when approving compensation matters. Through the use of such tally sheet, the Committee reviewed all components of the compensation of our CEO, CFO and the other Named Executive Officers, including base salary and annual cash incentive compensation as well as long term equity based incentive compensation and accumulated realized and unrealized equity award gains.

In March 2007, the Committee reviewed a substantially similar tally sheet and the associated dollar amounts for projected 2007 compensation and found that the figures were appropriate and reasonable. Also at that time, the Committee reviewed a sensitivity analysis of the relationship between each Named Executive Officer’s 2007 target total compensation and our operating performance. The Committee was satisfied that the 2007 compensation structure was designed to provide significant differentiation in the payouts for high versus low levels of performance.

Other Matters

Share Retention Guidelines; Hedging Prohibition

The Company has adopted stock ownership guidelines for all officers and directors, including the Named Executive Officers. Compliance with the ownership guidelines is reviewed at least annually by the Committee. The current guidelines include: (i) CEO – ownership equal to three times prior year’s salary; (ii) other covered officers – ownership equal to one to two times prior year’s salary; and (iii) non-employee directors – ownership equal to three times annual retainer.

The covered officers and directors have a period of three years in which to satisfy the guidelines, either from the date of adoption of the policy in October 2005, or the date of such person’s appointment to a qualifying position, whichever is later. Shares counted toward this requirement will be based on shares owned outright as well as shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations) and the value of the gain on vested but unexercised in-the-money options as of the previous fiscal year end. However, notwithstanding the SEC’s rules and regulations concerning beneficial ownership, unvested restricted shares and unvested options awarded under our stock incentive plan are not counted for these purposes. Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly held companies, such as us, from deducting certain compensation to any one Named Executive Officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Committee pursuant to plans approved by our stockholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company may seek to qualify executive compensation as tax deductible to the extent feasible and where we believe it is in the best interests of the Company and its stockholders but we have not adopted a policy that all compensation must be deductible. In particular, our annual cash incentive compensation awards count against the Section 162(m) limitation on deductible compensation because we have not sought to have our cash incentive bonus plan approved by our stockholders, allowing the Committee to keep flexibility to use judgment to adjust awards (up or down) based on evaluations of individual performance and contribution. Thus, to the extent the cash incentive compensation awards in combination with salaries and certain other compensation elements for any Named Executive Officer exceeds $1 million, such compensation will not be deductible. However, except for a small portion of the CEO’s salary, a portion of the CEO’s annual cash incentive bonus and a limited portion of the respective annual cash incentive bonuses for the other Named Executive Officers, we do not anticipate that the applicable compensation for the NEOs will exceed the $1,000,000 limit and thus the amount of the total compensation paid to the NEOs as a group that will not be deductible is expected to be immaterial.

The Company is permitted to and reserves the right to pay other amounts that are not tax deductible to meet the design goals of our executive compensation program. On the other hand, the Committee may elect in the future to seek to have the Cash Incentive Bonus Plan submitted to the stockholders for approval. In any event, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

2007 Compensation Framework

For 2007, the Company has implemented three noteworthy changes in compensation arrangements for its executive officers.

First, the Committee has made changes in the performance criteria and weightings under the Company’s cash incentive bonus plan. In evaluating the effectiveness of our 2006 bonus program, the Committee concluded that certain of the performance measures could be adjusted to be more reflective of the areas of our operations which the respective executive officer had the ability to influence. These changes are also intended to simplify the bonus program, with the goal of making it more easily understood, while at the same time seeking to more closely align each executive’s bonus compensation with our overriding goal of increasing stockholder value. These particular changes are described in more detail above under the heading “Annual Cash Incentive Bonuses.”

Second, the Company is in the process of establishing an officer severance plan. This new plan, which will apply to all officers (other than those officers who have a superseding individual agreement), will set forth the severance benefits for which such officers will be eligible upon the occurrence of certain termination of employment events.

Finally, in an effort to further simplify the compensation arrangements for executive officers, the Committee has decided to eliminate the designated car allowance for each executive officer and simply add the amount of the car allowance to the executive officer’s base salary.

Otherwise, all compensation programs are intended at the present time to be largely unchanged from 2006.

Summary Compensation Table

The following table includes information concerning compensation for fiscal years 2004, 2005 and 2006 in reference to the Named Executive Officers, which includes the Company’s principal executive officer, the Company’s principal financial officer and the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer. A description of the material terms of the employment agreements for each of the Named Executive Officers, including a description of potential post employment payments, appears below under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

								Change in
								Pension Value
							Non-Equity	and
							Incentive	Nonqualified
					Stock	Option	Plan	Deferred	All Other
	Fiscal			Bonus	Awards	Awards	Compen-	Compensation	Compen-
Name and Principal	Year		Salary	(1) (2)	(3) (5)	(4) (5)	sation (6)	Earnings	sation (7)
Position	Ended		(1) ($)	($)	($)	($)	($)	($)	($)	Total ($)

Scott A. Edmonds	02/03/2007		1,070,000	–	619,980	2,781,575	428,000	–	33,127	4,932,682
President and Chief	01/28/2006		996,153	–	184,380	2,957,458	2,400,000	–	33,216	6,571,207
Executive Officer	01/29/2005		898,975	–	–	2,094,333	1,080,000	–	33,903	4,107,211
Charles J. Kleman	02/03/2007		550,000	–	194,747	845,833	192,500	–	32,922	1,816,002
Executive Vice	01/28/2006		547,116	–	73,752	877,417	1,155,000	–	35,140	2,688,425
President - Finance,	01/29/2005		476,871	–	–	679,900	522,500	–	31,323	1,710,594
Chief Financial Officer
and Treasurer
Patricia Murphy Kerstein	02/03/2007		700,000	–	276,900	1,061,033	318,500	–	42,401	2,398,834
Executive Vice	01/28/2006		621,154	–	131,700	1,060,133	1,312,500	–	37,235	3,162,722
President - Chief	01/29/2005		522,414	–	–	747,533	577,500	–	33,714	1,881,161
Merchandising Officer
Charles L. Nesbit, Jr.	02/03/2007		525,000	–	170,557	1,191,183	238,875	–	37,178	2,162,793
Executive Vice	01/28/2006		425,000	–	73,752	1,061,250	707,500	–	41,776	2,309,278
President - Chief	01/29/2005	*	126,923	–	–	358,000	150,000	–	26,210	661,133
Operating Officer
Gary A. King	02/03/2007		440,000	160,000	170,557	1,153,517	55,000	–	30,390	2,009,464
Executive Vice President -	01/28/2006		415,000	–	73,752	1,023,583	788,500	–	106,362	2,407,197
Chief Information Officer	01/29/2005	**	107,692	–	–	169,583	170,000	–	31,114	478,389

*	Joined the Company in August 2004.

**	Joined the Company in October 2004.

(1)	Each of Mr. Edmonds, Mr. Nesbit and Mr. King deferred a portion of his earned compensation under the Company’s nonqualified deferred compensation plan, which deferred amounts are included in the amounts reflected on the Nonqualified Deferred Compensation Table on page 44. Each of the five Named Executive Officers contributed a portion of his or her compensation to the Company’s 401(k) savings plan.

(2)	The amounts in this column consist of discretionary bonuses awarded, which were linked to an assessment of the individual executive officer’s performance, responsibilities and expected future contribution. The manner in which discretionary bonuses are determined and awarded is discussed in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Bonuses.” The particular discretionary bonuses were accrued as an expense in the 2006 fiscal year, even though such discretionary bonuses were computed and paid following the end of the fiscal year.

(3)	The amounts included in the “Stock Awards” column for fiscal 2006 represent the compensation cost of restricted stock awards recognized by the Company for financial statement reporting purposes (except excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with SFAS 123R. Because the Company did not adopt SFAS 123R until January 29, 2006, the amounts shown for fiscal 2005 represent the compensation cost of restricted stock awards recognized by the Company for financial statement reporting purposes in accordance with Accounting Principles Board Opinion No. 25 (APB 25) and are included in the above table for comparability purposes. For a discussion of the valuation of stock awards, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 (fiscal 2006). See the Grants of Plan-Based Awards Table for information on restricted stock granted in fiscal 2006. The amounts included in the “Stock Awards” column for fiscal 2006 reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	The amounts included in the “Option Awards” column for fiscal 2006 represent the compensation cost of stock option awards recognized by the Company for financial statement reporting purposes (except excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with SFAS 123R. Because the Company did not adopt SFAS 123R until January 29, 2006, the amounts shown for fiscal 2005 and fiscal 2004 represent pro forma amounts computed as if the Company had adopted SFAS 123R on February 1, 2004 and are included in the above table for comparability purposes. For a discussion of valuation assumptions, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 (fiscal 2006) with respect to the amount shown for fiscal 2006, and see “Stock Based Compensation” under Note 1 to the Company’s consolidated financial statements for prior years with respect to the amounts shown for fiscal 2005 and fiscal 2004. See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2006. The amounts included in the “Option Awards” column for fiscal 2006 reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(5)	Because the amounts reported represent compensation costs computed based on application of required accounting rules, the amounts do not reflect the current fair value of restricted stock awards and the actual current intrinsic value of the option awards or the actual amounts that the Named Executive Officers may realize from these awards. Whether, and to what extent, a Named Executive Officer is able to realize the indicated amounts from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price fluctuations, the vesting terms of the award and the Named Executive Officer’s continued employment.

(6)	The amounts in this column consist of annual incentive bonus payments for each of the Named Executive Officers earned based on company performance in fiscal 2006. See “Compensation Discussion and Analysis – Annual Cash Incentive Bonuses.” Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year, even though a portion of such bonuses were computed and paid following the end of the particular fiscal year.

(7)	The amounts in this column consist of automobile allowances, the Company’s matching contributions to its 401(k) savings plan on behalf of the NEOs, group term life insurance premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program and relocation expenses. For Mr. King, the amount shown for fiscal year 2005 includes $79,510 in relocation expenses.

Fiscal Year Grants of Plan Based Awards

The following table sets forth certain information with respect to the equity and non-equity awards granted during or for the fiscal year ended February 3, 2007 to each of our executive officers listed in the Summary Compensation Table.

						All Other	All Other
		Compen-				Stock	Option	Exercise	Grant Date
		sation	Estimated Future Payouts Under Non-			Awards:	Awards:	or Base	Fair Value
		Comm	Equity			Number of	Number of	Price of	of Stock
		ittee	Incentive Plan Awards (1) (2)			Securities	Securities	Option	and Option
	Grant	Action	Threshold	Target	Maximum	Underlying	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(3) (#)	(4) (#)	($/Sh)	($)(5)

Scott A. Edmonds	N/A	N/A	856,000	1,712,000	2,568,000
	Jan 31, 2006	Jan 30, 2006				30,000			1,306,800
	Jan 31, 2006	Jan. 30, 2006					90,000	43.56	1,754,100
Charles J. Kleman	N/A	N/A	385,000	770,000	1,155,000
	Jan 31, 2006	Jan. 30, 2006				8,333			362,985
	Jan 31, 2006	Jan. 30, 2006					25,000	43.56	487,250
Patricia Murphy Kerstein	N/A	N/A	490,000	980,000	1,470,000
	Jan 31, 2006	Jan. 30, 2006				10,000			435,600
	Jan 31, 2006	Jan. 30, 2006					30,000	43.56	584,700
Charles L. Nesbit, Jr.	N/A	N/A	367,500	735,000	1,102,500
	Jan 31, 2006	Jan 30, 2006				6,667			290,415
	Jan 31, 2006	Jan. 30, 2006					20,000	43.56	389,800
Gary A. King	N/A	N/A	220,000	440,000	836,000
	Jan 31, 2006	Jan. 30, 2006				6,667			290,415
	Jan 31, 2006	Jan. 30, 2006					20,000	43.56	389,800

(1)	These columns show the range of aggregate payouts targeted for fiscal 2006 performance under the Chico’s FAS, Inc. Cash Bonus Incentive Plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the aggregate amount that would have been payable to the executive officer if the Company were to have achieved just the minimum performance level for each of the performance measures applicable to the particular executive officer in both halves of the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the targeted performance level for each of the performance measures applicable to the particular executive officer in both halves of the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the maximum performance level for each of the performance measures applicable to the particular executive officer in both halves of the fiscal year. The actual cash incentive bonus payments for fiscal 2006 performance paid pursuant to the Cash Bonus Incentive Plan were computed and paid at mid year and at the end of the year and were based on the extent to which each Named Executive Officer achieved the respective performance measure targets established for that officer, as more particularly described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The aggregate of the amounts paid mid year together with the amounts paid in fiscal 2007 with respect to the end of fiscal 2006 is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Because certain of the respective minimum performance targets applicable to each Named Executive Officer were exceeded in the first half of fiscal year 2006 but were not met for the second half of fiscal year 2006, the actual total bonus payments for fiscal year 2006 shown on the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” ended up being less than the total amounts shown in the Threshold column. No incentive bonuses were earned by any of the Named Executive Officers in the second half of the fiscal year. Accordingly, the bonus amounts shown in the Summary

Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” represent bonus payments earned with respect to the first half of fiscal 2006.

(3)	Restricted stock granted under the 2002 Omnibus Stock and Incentive Plan is described in the Outstanding Equity Awards at Fiscal Year-End Table below. The restricted stock granted to the Named Executive Officers in fiscal 2006 vest annually in equal thirds beginning on the first anniversary of the date of grant. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(4)	Stock options granted under the 2002 Omnibus Stock and Incentive Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. The stock options granted to the Named Executive Officers in fiscal 2006 have a 10-year term and vest annually in equal thirds beginning on the first anniversary of the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

(5)	The amounts in this column represent the full aggregate grant date fair value of each award, computed in accordance with SFAS 123R. For a discussion of the valuation of stock awards and valuation assumptions for option awards, see Note 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 (fiscal 2006).

Outstanding Equity Awards at Fiscal Year-End

The following table outlines outstanding long-term equity-based incentive compensation awards for the executive officers listed in the Summary Compensation Table as of February 3, 2007. Each outstanding award is shown separately. Option Awards are all non-qualified stock options. Stock awards are all restricted stock awards. The vesting schedule for each award is described in the footnotes to this table.

						Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
	Option Awards							Plan	Payout
			Equity					Awards:	Value of
			Incentive Plan			Number of	Market	Number of	Unearned
			Awards:			Shares or	Value of	Unearned	Shares,
	Number of	Number of	Number of			Units of	Shares or	Shares, Units	Units or
	Securities	Securities	Securities			Stock That	Units of	or Other	Other
	Underlying	Underlying	Underlying	Option	Option	Have Not	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Unexercised	Exercise	Expiration	Vested (#)	Have Not	Have Not	Have Not
	Options (#)	Options (#) (1)	Options (#)	Price ($)	Date	(2)	Vested ($)	Vested (#)	Vested ($)
Name	Exercisable	Unexercisable

Scott A. Edmonds	50,000	–	–	8.80	2/24/2013	21,000	459,900	–	–
	100,000	–	–	17.325	12/4/2013	20,000	438,000	–	–
	133,334	–	–	18.665	2/2/2014
	125,000	62,500	–	26.34	1/31/2015
	30,000	60,000	–	43.56	1/31/2016
Charles J. Kleman	25,000	–	–	1.5834	3/27/2010	8,400	183,960	–	–
	225,000	–	–	4.3022	2/13/2011	5,556	121,676	–	–
	80,000	–	–	8.01	2/8/2012
	100,000	–	–	8.80	2/24/2013
	100,000	–	–	18.665	2/2/2014
	50,000	25,000	–	26.34	1/31/2015
	8,333	16,667	–	43.56	1/31/2016
Patricia Murphy Kerstein	70,000	–	–	8.80	2/24/2013	15,000	328,500	–	–
	120,000	–	–	18.665	2/2/2014	6,667	146,007	–	–
	66,666	33,334	–	26.34	1/31/2015
	10,000	20,000	–	43.56	1/31/2016
Charles L. Nesbit, Jr.	66,667	66,667	–	19.885	8/4/2014	8,400	183,960	–	–
	50,000	25,000	–	26.34	1/31/2015	4,445	97,346	–	–
	6,666	13,334	–	43.56	1/31/2016
Gary A. King	66,667	66,667	–	18.695	10/25/2014	8,400	183,960	–	–
	50,000	25,000	–	26.34	1/31/2015	4,445	97,346	–	–
	6,666	13,334	–	43.56	1/31/2016

(1)	All options listed above vest at a rate of 33 1/3% per year over the first three years of the ten-year option term, beginning on the one year anniversary of the date of grant, except for the option grant to Mr. Edmonds expiring on December 4, 2013 which also vested equally over three years, but the vesting began on September 3, 2004, the one year anniversary of Mr. Edmonds appointment to the position of Chief Executive Officer.

(2)	All awards represent awards of restricted stock. All restricted stock awarded on or before January 31, 2005 vests on the third anniversary of the date of grant. All restricted stock awarded after January 31, 2005 vests at the rate of 33 1/3% per year beginning on the one year anniversary of the date of grant.

Fiscal Year Options Exercised and Stock Vested

The following table sets forth stock options exercised and restricted stock vested during the fiscal year ended February 3, 2007 with respect to the executive officers listed in the Summary Compensation Table. The dollar figures in the table below reflect the value on the exercise date for Option Awards and the vesting date for Stock Awards.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares Acquired	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

Scott A. Edmonds (1)	–	–	10,000	208,800
Charles J. Kleman (2)	–	–	2,777	57,984
Patricia Murphy Kerstein (3)	–	–	3,333	69,593
Charles L. Nesbit, Jr. (4)	–	–	2,222	46,395
Gary A. King (5)	–	–	2,222	46,395

(1)	Mr. Edmonds did not exercise any stock options during the fiscal year ended February 3, 2007. On January 31, 2007, 10,000 of the restricted shares he held vested. The market price on the date of such vesting was $20.88.

(2)	Mr. Kleman did not exercise any stock options during the fiscal year ended February 3, 2007. On January 31, 2007, 2,777 of the restricted shares he held vested. The market price on the date of such vesting was $20.88. In addition, on such date, Mr. Kleman effectuated a sale of 907 of the newly vested shares to satisfy tax withholding obligations in connection with the vesting of the restricted stock.

(3)	Ms. Murphy Kerstein did not exercise any stock options during the fiscal year ended February 3, 2007. On January 31, 2007, 3,333 of the restricted shares she held vested. The market price on the date of such vesting was $20.88. In addition, on such date, Ms. Murphy Kerstein effectuated a sale of 1,089 of the newly vested shares to satisfy tax withholding obligations in connection with the vesting of the restricted stock.

(4)	Mr. Nesbit did not exercise any stock options during the fiscal year ended February 3, 2007. On January 31, 2007, 2,222 of the restricted shares he held vested. The market price on the date of such vesting was $20.88.

(5)	Mr. King did not exercise any stock options during the fiscal year ended February 3, 2007. On January 31, 2007, 2,222 of the restricted shares he held vested. The market price on the date of such vesting was $20.88. In addition, on such date, Mr. King effectuated a sale of 726 of the newly vested shares to satisfy tax withholding obligations in connection with the vesting of the restricted stock.

Fiscal Year Retirement Benefits

The Company does not maintain any pension benefit plan for any of its employees, including for any of the Named Executive Officers. Thus, there are no accumulated pension benefits for any of its Named Executive Officers. The only funded retirement benefits that are provided for the Company’s Named Executive Officers are those accruing as a result of contributions made under the Company’s 401(k)/profit sharing plan.

Fiscal Year Nonqualified Deferred Compensation

The Company maintains a Nonqualified Deferred Compensation Plan that allows participants to defer up to 80% of their base salary and up to 100% of their annual cash incentive compensation awards and bonuses. Participant contributions are not matched.

A book account is maintained with respect to the amount of such deferrals and the deemed accrued earnings thereon, but no such deferrals or earnings are funded. Accordingly, the deferred amounts are subject to forfeiture in the event of bankruptcy. Under the plan, participants may diversify their deferred compensation account balances into various mutual fund investments as well as a money market account and are permitted to change their designation from among these investment alternatives at any time and from time to time, with the change to be effective as of the end of the business day on which the change is submitted.

Distributions may be made in a lump sum or in equal installments over a period of up to fifteen years. Subject to the limitations in the plan, the Named Executive Officers may elect when the payments commence, whether to receive the amount in a lump sum and, if the amount is to be received in installments, whether the payments will be made quarterly or annually and whether the payment period will be 2 to 15 years. The earliest distribution date for any officer is six months after the date of separation. Non-officers may receive a distribution no earlier than 30 days after the date of separation. Under the terms of the plan, the Named Executive Officers will receive an accelerated distribution of their respective full account balances upon the occurrence of a change in control of the Company or upon the individual’s death. However, because each Named Executive Officer is expected to fall within the definition of a “key employee” under Section 409A of the Internal Revenue Code, any Named Executive Officer who has deferred compensation under the plan and has an account balance under the plan at the time of a termination may not receive lump sum payments or commence receipt of any installment payments from the plan for at least six months following a termination of employment. All deferral elections and associated distribution schedules are irrevocable. This plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code.

The following table illustrates the nonqualified deferred compensation benefits by plan. It includes each Named Executive Officer’s and the Company’s contributions under the Chico’s FAS, Inc. Deferred Compensation Plan (the “Deferred Plan”), a nonqualified plan as well as the earnings during fiscal 2006, but does not reflect matching 401(k) or discretionary contributions made under the qualified plan.

				Aggregate	Aggregate
	Executive Contributions	Registrant	Aggregate	Withdrawals/	Balance at Last
	in Last Fiscal Year (1)	Contributions in Last	Earnings in Last	Distributions	Fiscal Year-End
Name	($)	Fiscal Year (2) ($)	Fiscal Year ($)	($)	($)

Scott A. Edmonds	421,794	–	331,778	(421,401)	3,004,757
Charles J. Kleman	–	–	–	–	–
Patricia Murphy Kerstein	–	–	–	–	–
Charles L. Nesbit, Jr.	16,154	–	54,588	(21,979)	491,827
Gary A. King	43,904	–	10,027	–	104,992

(1)	For Mr. Edmonds, Mr. Nesbit and Mr. King, amounts shown in this column represent the deferral of the portion of the executives’ annual salary and cash incentive bonuses for fiscal 2006.

(2)	The Company may make contributions on behalf of its executive officers to the Deferred Plan. To date, no Company contributions have been made under the Deferred Plan nor has the Company paid above market earnings on accounts under the Deferred Plan. Amounts shown in this column represent the returns attributable to the executives’ deemed investments of deferred compensation amounts.

The aggregate balances shown above represent amounts that the Named Executive Officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in phantom investments selected by the executive from an array of investment options. The array changes from time to time; as of February 3, 2007, participants could choose among several different investments, including domestic and international equity, income, short term investment, and blended fund investment. The participants are not being offered and thus can not choose a Company stock fund.

Employment Agreements

Scott A. Edmonds.  Mr. Edmonds serves as President and Chief Executive Officer of the Company pursuant to an employment agreement originally entered into effective September 3, 2003, as amended on June 22, 2004, which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Edmonds’ current base salary is $1,094,000 and is subject to further increases as established from time to time by the Board of Directors. Mr. Edmonds is also eligible for an annual cash bonus under the Company’s Cash Bonus Incentive Plan and to be considered in the future for additional awards of stock options or other stock-based compensation of the Company. For fiscal 2007, Mr. Edmonds’ aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 25% of his base salary, a target bonus equal to 100% of his base salary and a maximum bonus equal to 175% of his base salary. Under the terms of Mr. Edmonds’ employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through March 1, 2008, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or by Mr. Edmonds with appropriate notice. A description of potential post employment payments payable to Mr. Edmonds appears below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Edmonds’ employment agreement also contains certain non-competition provisions that are limited to specialty retail in women’s apparel and intimates, which continue for two years following termination of employment.

Charles J. Kleman.  Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Kleman’s current base salary is $574,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the amended employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2008, and which period, by the terms of the agreement is automatically extended on a rolling basis to add an additional year to the term on each December 31st until the employment agreement is terminated by way of appropriate advance notice by the Company or Mr. Kleman. However, Mr. Kleman has announced that he intends to step down from his current position and thus terminate his employment agreement as soon as the Company completes its national search for his successor, which is in progress, and such person commences employment as the chief financial officer of the Company. After this succession is completed, Mr. Kleman intends to continue to be employed by the Company, handling certain investor relations and financial modeling functions.

The employment agreement for Mr. Kleman provides that the Company shall pay semi annual bonuses to Mr. Kleman based upon his performance and computed in accordance with the Company’s Cash Bonus Incentive Plan which is adopted each year by the Company’s Board of Directors. In particular, for fiscal 2007, Mr. Kleman’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 140% of his base salary. A description of potential post employment payments payable to Mr. Kleman appears below under the heading “Potential Payments Upon Termination or Change in Control.”

His employment agreement provides for a covenant not to compete which is to continue for two years following any termination of employment.

Patricia Murphy Kerstein.  On April 3, 2006, the Company entered into a new employment agreement with Ms. Murphy Kerstein. The new employment agreement supersedes an employment agreement that was effective August 21, 2000 and that was in effect throughout fiscal year 2005. Pursuant to the new employment agreement, Ms. Murphy Kerstein’s current base salary is $824,000, which is scheduled to continue until March 31, 2008. Under the terms of Ms. Murphy Kerstein’s new employment agreement, the Company contracted to employ Ms. Murphy Kerstein for an initial period (the “Initial Term”) which currently extends through March 31, 2008. After March 31, 2008, the Company shall continue to employ Ms. Murphy Kerstein in a consulting capacity for three additional years, commencing on April 1, 2008 and ending on March 31, 2011 (the “Consulting Period”), at a reducing annual rate of compensation. During the Consulting Period, Ms. Murphy Kerstein’s employment may be terminated at any time by way of appropriate advance notice by the Company or Ms. Murphy Kerstein.

Under the new employment agreement, Ms. Murphy Kerstein continues in the position of an Executive Vice President throughout the Initial Term which is scheduled to continue until March 31, 2008; however, she recently relinquished the additional title of Chief Merchandising Officer to facilitate a succession plan under which Michele Cloutier has taken on that title and the attendant responsibilities. During the Consulting Period which is scheduled to follow the Initial Term, Ms. Murphy Kerstein would serve as a non-officer consulting employee handling such responsibilities as shall be determined by the Chief Executive Officer or the Board.

The new employment agreement for Ms. Murphy Kerstein provides that, during the Initial Term, the Company shall pay Ms. Murphy Kerstein semi annual bonuses based upon her performance and computed in accordance with the Company’s Cash Bonus Incentive Plan which is adopted each year by the Company’s Board of Directors. In particular, for fiscal 2007, Ms. Murphy Kerstein’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. In contrast, during the Consulting Period, she would not be entitled to any further bonuses. A description of potential post employment payments payable to Ms. Murphy Kerstein appears below under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a covenant not to compete which is to continue for two years following any termination of employment.

Charles L. Nesbit, Jr.  Effective August 4, 2004, the Company entered into an employment agreement with Mr. Nesbit which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Nesbit’s current base salary is $549,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Nesbit is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2007, Mr. Nesbit’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 140% of his base salary. He also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Under the terms of the employment agreement, the Company contracted to employ Mr. Nesbit for a period which currently extends through August 3, 2007, and which period, by the terms of the agreement is automatically extended year by year until the employment agreement is terminated by way of appropriate advance notice by the Company or Mr. Nesbit. A description of potential post employment payments payable to Mr. Nesbit appears below under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement provides for a limited covenant not to compete which is to continue for one year following any termination of employment and a covenant not to solicit non-clerical employees which is to continue for two years following any termination of employment.

Gary A. King.  Although Mr. King participates in the executive compensation programs of the Company, Mr. King is not a party to any similar type of employment agreement with the Company.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon termination of their employment, pursuant to individual agreements or otherwise.

Mr. Edmonds

Under Mr. Edmonds’ employment agreement, the Company may be obligated to make severance payments to him in the event of termination of his employment by the Company without good cause, termination by him for “good reason” as described below, or notice of non-renewal given by the Company to Mr. Edmonds. “Good Cause” is defined under Mr. Edmonds’ employment agreement as a termination with the approval of at least two-thirds of our board of directors under circumstances including the following:

•	his conviction of a felony or certain violations of securities laws;

•	his willful and continued failure to use good faith efforts to follow directions of the Board;

•	his willful and continued failure to use good faith efforts to perform his duties; or

•	drug or alcohol abuse that has an obvious and material adverse effect on the Company’s reputation or his performance of his duties and responsibilities.

Mr. Edmonds has the right to terminate the agreement for “good reason” in the event he is not elected or retained as a director of the Company or in the event the Company acts to reduce or diminish his titles, positions, duties or responsibilities, materially breaches the agreement, relocates its executive offices by more than 50 miles following a change in control of the company or a successor to the Company fails to expressly assume in writing the agreement. The Company appointed Mr. Edmonds to the Board on January 23, 2004, consistent with the Company’s obligation set forth under the terms of his employment agreement and he has continued to serve on the Board since that date.

Upon termination of employment by the Company without good cause, termination of employment by Mr. Edmonds for “good reason” as described above, or notice of non-renewal given by the Company to Mr. Edmonds, Mr. Edmonds is entitled to receive the following severance benefits:

•	all then accrued compensation;

•	a lump sum equal to two times the sum of (i) his then current base salary and (ii) his then current target bonus;

•	a pro rata bonus for the year in which such termination occurs;

•	continued health benefits for two years;

•	accelerated vesting of all of his outstanding stock options and restricted stock; and

•	outplacement assistance.

If Mr. Edmonds’ employment is terminated as a result of death or permanent disability, Mr. Edmonds or his estate will be entitled to receive a continuation of his salary for an additional twelve months, an additional monthly amount equal to the greater of the target bonus or the highest annual bonus during the three preceding years divided by twelve, payable for twelve months, and accelerated vesting of all of his outstanding stock options and restricted stock.

If a change in control occurs and within 18 months thereafter Mr. Edmonds’ employment is terminated by the Company for other than good cause or by Mr. Edmonds for “good reason” or such termination occurred in contemplation of the change in control, then Mr. Edmonds would be entitled to receive:

•	all then accrued compensation;

•	a lump sum equal to three times the sum of (i) his then current base salary and (ii) his then current target bonus;

•	a pro rata bonus for the year in which such termination occurs;

•	continued health benefits for three years;

•	accelerated vesting of all of his outstanding stock options and restricted stock; and

•	outplacement assistance.

A change in control is considered to have occurred if (i) any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction that would otherwise be a change in control transaction) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of its assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

If Mr. Edmonds exercises his right to terminate his employment agreement other than for “good reason” or if the Company terminates his employment for good cause, as defined in the agreement, the Company’s only obligation is to pay any earned but unpaid salary and accrued benefits.

If any payments to or benefits under Mr. Edmonds’ employment agreement would be subject to excise tax as “excess parachute payments” under federal income tax rules, he will receive a “gross up” payment to adjust for the incremental tax costs to Mr. Edmonds of such payments.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Edmonds determined as if the respective termination events had occurred on February 3, 2007.

		Voluntary		Involuntary
		w/o Good	w/ Good	For Good	Death or	w/o Good	Change in
Executive	Type of Compensation	Reason	Reason (1)	Cause	Disability	Cause (1)	Control (2)

Scott A. Edmonds	Cash Severance (3)	$–	$5,564,000	$–	$3,470,000	$5,564,000	$5,564,000
	Cash Severance – CiC
	Addition (3) (4)	–	–	–	–	–	2,782,000
	Equity (5) (6)	–	1,996,435	–	1,996,435	1,996,435	1,996,435
	Deferred Compensation (7)	–	–	–	–	–	–
	Health Benefits (8)	–	17,218	–	–	17,218	25,827
	Other Benefits (9)	–	54,000	–	–	54,000	54,000
	Excise Tax Gross Up (10)	–	–	–	–	–	1,867,000

	Total	$–	$7,631,653	$–	$5,466,435	$7,631,653	$12,289,262

(1)	Termination for “good reason” by Mr. Edmonds and termination upon notice of non-renewal are treated the same as a termination by the Company without good cause.

(2)	Double trigger Change in Control.

(3)	Includes multiple of salary and bonus plus pro rata bonus for year of termination. The cash severance associated with death or disability is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value; all other cash severance amounts for Mr. Edmonds are lump sum payments.

(4)	Includes additional multiple of salary and bonus.

(5)	Stock option value assumes immediate exercise at $21.90/share at termination.

(6)	Equity value for vesting of restricted stock assumes $21.90/share.

(7)	No amounts are shown here because all amounts in Mr. Edmonds’ account under the Company’s Nonqualified Deferred Compensation Plan as of February 3, 2007 represent only elective deferrals of compensation previously earned by Mr. Edmonds, together with the deemed earnings on such deferrals, and thus such amounts are already fully vested. The Company has not elected to make any Company provided contributions to the plan which might otherwise be subject to vesting over time. The balance in Mr. Edmonds’ account on February 3, 2007 was $3,004,757. See the discussion under “Fiscal Year Nonqualified Deferred Compensation” for information about certain accelerations of payout of such account balances upon Mr. Edmonds’ death or following a change in control of the Company.

(8)	Represents estimate using monthly COBRA cost times the months in the period of income continuation, but is shown in the aggregate and not as a discounted present value.

(9)	Includes (i) continued payment of car allowance during period of income continuation, but is shown in the aggregate and not as a discounted present value and (ii) maximum outplacement assistance.

(10)	Includes Excise Tax Gross-up calculation as of February 3, 2007.

Other Named Executive Officers

General

Under the employment agreements with each of Mr. Kleman, and Mr. Nesbit, the Company may be obligated to make severance payments following the termination of each executive officer’s employment if the Company terminates such executive officer without cause (subject to certain cure periods), the executive officer terminates his or her employment for good reason (subject to certain cure periods) or such executive officer dies or becomes disabled. The severance payments may be enhanced if a change in control of the Company occurs and, within a specified time following such change in control, the executive officer’s employment is terminated by the Company “without good cause” or by the executive officer.

For purposes of Mr. Kleman’s and Mr. Nesbit’s employment agreements, a change in control is considered to have occurred if (i) any person obtains fifty percent or more of the common stock of the Company pursuant to a tender offer, (ii) individuals who immediately prior to a stockholders’ meeting which involves a contest for the election of directors fail to constitute a majority of the members of the Board of Directors following such election, (iii) the Company executes an agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary, (iv) the Company adopts a plan of dissolution or liquidation or (v) the Company executes an agreement concerning a merger or consolidation of the Company with any other corporation, in which the Company is not the surviving corporation of if, immediately after such merger or consolidation, less than fifty percent of the surviving corporation’s outstanding voting stock is held by persons who were stockholders of the Company prior to such merger or consolidation.

Charles J. Kleman

The employment agreement for Mr. Kleman provides that he is entitled to certain severance benefits in the event that his employment is terminated by the Company “without good cause” or by him within a specified period following a “change of control” (both as defined in the employment agreement). If Mr. Kleman is terminated “without good cause,” he would be entitled to continue to receive his salary and other compensation (including bonuses) for the remainder of the then effective employment term (or, if longer, for 12 months). If Mr. Kleman’s employment is terminated within the specified period following a “change of control,” he would be entitled to receive an amount equal to 36 months of his then applicable base salary plus three times his most recently set annual target bonus. In the event of termination as a result of death, Mr. Kleman’s estate would be entitled to receive an amount equal to six months of his then current salary. No termination payments or benefits are payable if his employment is terminated as a result of his permanent disability (except for acceleration of certain equity awards), a termination by the Company with cause or a voluntary termination or retirement by Mr. Kleman.

Mr. Kleman has announced that he will be stepping down from his position as Executive Vice President — Chief Financial Officer, upon the identification and hiring of a new Chief Financial Officer. Mr. Kleman’s resignation from these positions in this context will not trigger any severance payments, but his written employment agreement with the Company is intended to be terminated and superseded at that time. Mr. Kleman intends to continue to perform specified officer level services for the Company and, it is anticipated that he will continue to hold title to certain other officer positions, thus entitling him to participate in the officer severance policy that is in the process of being implemented.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Kleman determined as if the respective termination events had occurred on February 3, 2007.

		Voluntary		Involuntary
		w/o Good	w/ Good	For Good	Death or		w/o Good	Change in
Executive	Type of Compensation	Reason	Reason(1)	Cause	Disability		Cause	Control (2)

Charles J. Kleman	Cash Severance (3)	$–	N/A	$–	$275,000	(4)	$2,594,167	$2,594,167
	Cash Severance – CiC
	Addition (3)(5)	–	N/A	–	–		–	1,365,833
	Equity (6)(7)	–	N/A	–	7,517,756		7,375,319	7,517,756
	Deferred Compensation (8)	–	N/A	–	–		–	–
	Health Benefits (9)	–	N/A	–	–		16,501	–
	Other Benefits (10)	–	N/A	–	–		46,000	–
	Excise Tax Gross Up	N/A	N/A	N/A	N/A		N/A	N/A

	Total	$–	N/A	$–	$7,792,756		$10,031,987	$11,477,756

(1)	Employment agreement contains no special rights to terminate for “good reason” prior to a Change in Control.

(2)	Double trigger Change in Control.

(3)	Includes multiple of salary and bonus. The cash severance associated with any termination other than Change in Control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value; the cash severance associated with a specified termination following a Change in Control is to be paid in a lump sum payment. For these purposes, the cash bonus is assumed at the target bonus for each applicable year, even though the actual cash bonus paid would be based on the extent to which performance measures are achieved by the Company.

(4)	Payable only in the event of death; no cash severance is payable in the event of a disability termination.

(5)	Includes additional multiple of salary and bonus.

(6)	Stock option value assumes immediate exercise at $21.90/share at termination.

(7)	Equity value for vesting of restricted stock assumes $21.90/share.

(8)	Mr. Kleman has not deferred any of his compensation under the Nonqualified Deferred Compensation Plan and thus did not have any deferred compensation account balance on February 3, 2007.

(9)	Represents estimate using monthly COBRA cost times the months in the period of income continuation, but is shown in the aggregate and not as a discounted present value.

(10)	Includes continued payment of car allowance during period of income continuation, but is shown in the aggregate and not as a discounted present value.

Patricia Murphy Kerstein

Ms. Murphy Kerstein’s employment agreement provides that if she is terminated “without good cause” during the Initial Term ending March 31, 2008, she would be entitled to continue to receive her salary and other compensation (including bonuses that otherwise would have been paid) for the remainder of the then effective Initial Term. If she is terminated “without good cause” during the Consulting Period (as defined above), she would be entitled to certain lump sum payments. If Ms. Murphy Kerstein terminates her employment during the Initial Term following certain changes in control because she has determined in good faith that, as a result of the change in control, she can no longer adequately perform her duties, she would be entitled to continue to receive her compensation and benefits that she otherwise would have been entitled to receive had the employment continued through the end of the Initial Term. In the event of termination as a result of death during the Initial Term, Ms. Murphy Kerstein’s estate would be entitled to receive an amount equal to six months of her then current salary.

No termination payments or benefits are payable if her employment is terminated as a result of her disability (except for acceleration of certain equity awards), a termination by the Company with cause or a voluntary termination or retirement by Ms. Murphy Kerstein. Under her employment agreement, a triggering change in control is considered to have occurred if, within any 12 month period, there is a greater than 50% change in the Company’s ownership or there is a greater than 50% turnover in the Company’s Board of Directors.

The following table shows the potential payments upon termination or a triggering change in control of the Company for Ms. Murphy Kerstein determined as if the respective termination events had occurred on February 3, 2007.

		Voluntary		Involuntary
		w/o Good	w/ Good	For Good	Death or		w/o Good	Change in
Executive	Type of Compensation	Reason	Reason(1)	Cause	Disability		Cause	Control (2)

Patricia Murphy Kerstein	Cash Severance (3)	$–	N/A	$–	$350,000	(4)	$2,036,667	$2,036,667
	Cash Severance – CiC
	Addition	–	N/A	–	–		–	–
	Equity (5)(6)	–	N/A	–	1,779,707		1,572,869	1,779,707
	Deferred Compensation (7)	–	N/A	–	–		–	–
	Health Benefits (8)	–	N/A	–	–		13,515	13,515
	Other Benefits (9)	–	N/A	–	–		28,000	28,000
	Excise Tax Gross Up	N/A	N/A	N/A	N/A		N/A	N/A

	Total	$–	N/A	$–	$2,129,707		$3,651,051	$3,857,889

(1)	Employment agreement contains no special rights to terminate for “good reason” prior to Change in Control.

(2)	Double trigger Change in Control.

(3)	Includes multiple of salary and bonus. The cash severance associated with any termination other than death is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For these purposes, the cash bonus is assumed at the target bonus for each applicable year, even though the actual cash bonus paid would be based on the extent to which performance measures are achieved by the Company.

(4)	Payable only in the event of death; no cash severance is payable in the event of a disability termination.

(5)	Stock option value assumes immediate exercise at $21.90/share at termination.

(6)	Equity value for vesting of restricted stock assumes $21.90/share.

(7)	Ms. Murphy Kerstein has not deferred any of her compensation under the Nonqualified Deferred Compensation Plan and thus did not have any deferred compensation account balance on February 3, 2007.

(8)	Represents estimate using monthly COBRA cost times the months in the period of income continuation, but is shown in the aggregate and not as a discounted present value.

(9)	Includes continued payment of car allowance during remainder of Initial Term, but is shown in the aggregate and not as a discounted present value.

Charles L. Nesbit, Jr.

The employment agreement for Mr. Nesbit provides for certain severance benefits in the event that his employment is terminated by the Company “without good cause” or by Mr. Nesbit within a specified period following a “change of control” (both as defined in the employment agreement). If Mr. Nesbit is terminated “without good cause,” he would be entitled to continue to receive his salary and other compensation (including bonuses that would otherwise have been paid) for the remainder of the then effective employment term (or, if longer, for 12 months), accelerated vesting of all of his outstanding stock options, and outplacement assistance. If his employment is terminated within the specified period following a “change of control,” Mr. Nesbit would be entitled to receive an amount equal to 24 months of his then applicable base salary plus two times the bonus he had received over the preceding 12 month period (measured from the then most recently ended fiscal quarter) and accelerated vesting of all of his outstanding stock options. In the event of termination as a result of death during the initial term, Mr. Nesbit’s estate would be entitled to receive an amount equal to twelve months of his then current salary. No termination payments or benefits are payable if his employment is terminated as a result of his permanent disability (except for acceleration of certain equity awards), a termination by the Company with cause or a voluntary termination or retirement by Mr. Nesbit.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Nesbit determined as if the respective termination events had occurred on February 3, 2007.

		Voluntary		Involuntary
		w/o Good	w/ Good	For Good	Death or		w/o Good	Change in
Executive	Type of Compensation	Reason	Reason(1)	Cause	Disability		Cause	Control (2)

Charles L. Nesbit, Jr.	Cash Severance (3)	$–	N/A	$–	$525,000	(4)	$1,260,000	$1,260,000
	Cash Severance – CiC
	Addition (4)(5)	–	N/A	–	–		–	607,750
	Equity (6)(7)	–	N/A	–	549,974		423,757	549,974
	Deferred Compensation (8)	–	N/A	–	–		–	–
	Health Benefits (9)	–	N/A	–	–		15,829	–
	Other Benefits (10)	–	N/A	–	–		54,000	–
	Excise Tax Gross Up	N/A	N/A	N/A	N/A		N/A	N/A

	Total	$–	N/A	$–	$1,074,974		$1,753,586	$2,417,724

(1)	Employment agreement contains no special rights to terminate for “good reason” prior to a Change in Control.

(2)	Double trigger Change in Control.

(3)	Includes multiple of salary and bonus plus pro rata bonus for year of termination. The cash severance associated with any termination other than Change in Control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value; the cash severance associated with a specified termination following a Change in Control is to be paid in a lump sum payment. For these purposes, the cash bonus is assumed at the target bonus for each applicable year, even though the actual cash bonus paid would be based on the extent to which performance measures are achieved by the Company.

(4)	Payable only in the event of death; no cash severance is payable in the event of a disability termination.

(5)	Includes additional multiple of salary and bonus.

(6)	Stock option value assumes immediate exercise at $21.90/share at termination.

(7)	Equity value for vesting of restricted stock assumes $21.90/share.

(8)	No amounts are shown here because all amounts in Mr. Nesbit’s account under the Company’s Nonqualified Deferred Compensation Plan as of February 3, 2007 represent only elective deferrals of compensation previously earned by Mr. Nesbit, together with the deemed earnings on such deferrals, and thus such amounts are already fully vested. The Company has not elected to make any Company provided contributions to the plan which might otherwise be subject to vesting over time. The balance in Mr. Nesbit’s account on February 3, 2007 was $491,827. See the discussion under “Fiscal Year Nonqualified Deferred Compensation” for information about certain accelerations of payout of such account balances upon Mr. Nesbit’s death or following a change in control of the Company.

(9)	Represents estimate using monthly COBRA cost times the months in the period of income continuation, but is shown in the aggregate and not as a discounted present value.

(10)	Includes (i) continued payment of car allowance during period of income continuation, but is shown in the aggregate and not as a discounted present value, and (ii) maximum outplacement assistance.

Gary A. King

Mr. King is not a party to an employment agreement with the Company similar to those in effect for the other Named Executive Officers. However, Mr. King would receive certain post employment payments as indicated below (primarily as a result of acceleration of vesting of equity awards and early payment of previously deferred compensation) and the Company may, in its discretion, provide Mr. King with additional post employment payments under the severance guidelines currently in effect and similar to the ones shown in the table below for the other Named Executive Officers.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. King determined as if the respective termination events had occurred on February 3, 2007.

		Voluntary		Involuntary
		w/o Good	w/ Good	For Good	Death or	w/o Good	Change in
Executive	Type of Compensation	Reason	Reason	Cause	Disability	Cause	Control (1)

Gary A. King	Cash Severance	$–	N/A	$–	$–	$–	$–
Cash Severance – CiC
	Addition	–	N/A	–	–	–	–
	Equity (1)(2)	–	N/A	–	708,641	368,756	708,641
	Deferred Compensation (3)	–	N/A	–	–	–	–
	Health Benefits	–	N/A	–	–	–	–
	Other Benefits	–	N/A	–	–	–	–
	Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A	N/A

	Total	$–	N/A	$–	$708,641	$368,756	$708,641

(1)	Stock option value assumes immediate exercise at $21.90/share at termination.

(2)	Equity value for vesting of restricted stock assumes $21.90/share.

(3)	No amounts are shown here because all amounts in Mr. King’s account under the Company’s Nonqualified Deferred Compensation Plan as of February 3, 2007 represent only elective deferrals of compensation previously earned by Mr. King, together with the deemed earnings on such deferrals, and thus such amounts are already fully vested. The Company has not elected to make any Company provided contributions to the plan which might otherwise be subject to vesting over time. The balance in Mr. King’s account on February 3, 2007 was $104,992. See the discussion under “Fiscal Year Nonqualified Deferred Compensation” for information about certain accelerations of payout of such account balances upon Mr. King’s death or following a change in control of the Company.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are indemnified to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

Certain Relationships and Related Party Transactions

Director John Burden’s son-in-law, Adam Hinds, serves as the Director-Corporate Services for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s headquarters facility as well as all non-merchandise purchasing. Mr. Hinds received a base salary of $134,994 for his services with the Company during fiscal 2006, received a bonus of $14,885 with respect to fiscal 2006 and was awarded an aggregate of 3,125 stock options and 1,042 shares of restricted stock in fiscal 2006, each of which was scheduled to vest in 1/3 increments each year beginning one year following the respective date of grant. Mr. Hinds did not exercise any stock options in fiscal 2006.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation and Benefits Committee are Ross E. Roeder, John W. Burden, III, and David F. Dyer. None of the members of the Compensation and Benefits Committee have at any time been an officer or employee of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended February 3, 2007.

SECURITY OWNERSHIP

The following tables sets forth, as of April 9, 2007, the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each Named Executive Officer as defined under applicable Securities and Exchange Commission rules, (3) all directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address.

Stock Ownership of Directors and Executive Officers

	Current		Shares
	Beneficial		Subject to	Total Beneficial	Percent
Directors/Executive Officers	Holdings (1)		Options (2)	Ownership (1)	of Class

Scott A. Edmonds	166,131	(3)	438,334	604,465	*
Charles J. Kleman	231,268	(4)	588,333	819,601	*
Patricia Murphy Kerstein	71,403	(5)	266,666	338,069	*
Charles L. Nesbit, Jr.	32,869	(6)	123,333	156,202	*
Gary King	21,743	(7)	123,333	145,076	*
Verna K. Gibson	655,623	(8)	237,600	893,223	*
Ross E. Roeder	70,450	(9)	237,600	308,050	*
John W. Burden, III	10,000	(10)	30,000	40,000	*
Betsy S. Atkins	8,334	(11)	–	8,334	*
David F. Walker	8,000	(12)	10,000	18,000	*
Michael A. Weiss	8,000	(13)	–	8,000	*
David F. Dyer	12,500	(14)	–	12,500	*
All Directors and Executive Officers as a Group (18 persons)	1,416,806		2,439,699	2,856,505	2.2%

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Represents shares that may be acquired currently or within sixty days after April 9, 2007 through the exercise of stock options. The exercise price of options is the market price of Chico’s common stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of Chico’s common stock on the exercise date exceeds the price of the common stock on the grant date.

(3)	Includes 1,200 shares owned by Mr. Edmonds’ spouse, 2,248 shares owned by one of Mr. Edmonds’ daughters, 2,648 shares owned by a trust controlled by Mr. Edmonds and 88,635 shares owned by a limited partnership whose general partner interests and limited partner interests are indirectly owned by Mr. Edmonds and Mr. Edmonds’ spouse. In addition, includes 21,000 shares owned directly as restricted stock which vests 100% on January 31, 2008, 20,000 shares owned directly as restricted stock (which vest 50% on January 31, 2008 and 50% on January 31, 2009 and which represent the shares remaining unvested out of a 30,000 share restricted stock grant made on January 31, 2006), and 30,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(4)	Includes 13,310 shares owned by Mr. Kleman’s stepdaughter and 4,110 shares owned by Mr. Kleman’s spouse. In addition, includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008, 5,556 shares owned directly as restricted stock (which vest 50% on January 31, 2008 and 50% on January 31, 2009 and which represent the shares remaining unvested out of a 8,333 share restricted stock grant made on January 31, 2006), and 6,667 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(5)	Includes 15,000 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 6,667 shares owned directly as restricted stock (which vest 50% on January 31, 2008 and 50% on January 31, 2009 and which represent the shares remaining unvested out of a 10,000 share restricted stock grant made on January 31, 2006), and 3,333 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(6)	Includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 4,445 shares owned directly as restricted stock (which vest 50% on January 31, 2008 and 50% on January 31, 2009 and which represent the shares remaining unvested out of a 6,667 share restricted stock grant made on January 31, 2006), and 6,667 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(7)	Includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 4,445 shares owned directly as restricted stock (which vest 50% on January 31, 2008 and 50% on January 31, 2009 and which represent the shares remaining unvested out of a 6,667 share restricted stock grant made on January 31, 2006), and 6,667 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(8)	Includes 100,000 shares owned by an Individual Retirement Account, 85,784 shares owned by Ms. Gibson’s husband, 175,000 shares owned by Ms. Gibson’s grantor trusts and 175,000 shares owned by the grantor trusts of Ms. Gibson’s husband. Of the shares owned by said grantor trusts, an aggregate of 250,000 shares are subject to a pledge in support of a margin account and related line of credit at a brokerage firm. In addition, includes 1,667 shares owned directly as restricted stock (which vests on January 31, 2008 and which represent the shares remaining unvested out of a 5,000 share restricted stock grant made on January 31, 2005), 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008. Also includes 6,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 6,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, 7,970 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, and 4,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 23,970 shares held in these trusts for the grandchildren and in the UTMA account.

(9)	Includes 30,000 shares owned by an Individual Retirement Account and 1,667 shares owned directly as restricted stock (which vests on January 31, 2008 and which represent the shares remaining unvested out of a 5,000 share restricted stock grant made on January 31, 2005), 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(10)	Includes 1,667 shares owned directly as restricted stock (which vests on January 31, 2008 and which represent the shares remaining unvested out of a 5,000 share restricted stock grant made on January 31, 2005), 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(11)	Includes 1,667 shares owned directly as restricted stock (which vests on January 31, 2008 and which represent the shares remaining unvested out of a 5,000 share restricted stock grant made on January 31, 2005), 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(12)	Includes 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(13)	Includes 1,667 shares owned directly as restricted stock (which vest 50% on February 27, 2008 and 50% on February 27, 2009 and which represent the shares remaining unvested out of a 2,500 share restricted stock grant made on February 27, 2006) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

(14)	Includes 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning March 9, 2008.

Stock Ownership of Certain Beneficial Owners

	Amount and Nature of Beneficial		Percent of
Name of Beneficial Owner	Ownership (1)		Class

Franklin Resources, Inc
(and investment management subsidiaries)	21,510,959	(2)	12.2%
One Franklin Parkway
San Mateo, CA 94403
UBS AG	15,983,744	(3)	9.1%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
Ziff Asset Management, L.P.	15,846,913	(4)	9.0%
283 Greenwich Avenue Greenwich, CT 06830
FMR Corp.	10,069,222	(5)	5.7%
82 Devonshire Street Boston, MA 02109

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2007 by Franklin Resources, Inc. (“FRI”) on behalf of itself and Charles B. Johnson (principal shareholder of FRI), Rupert H. Johnson, Jr. (principal shareholder of FRI) and Templeton Global Advisors Limited (investment management subsidiary), and includes: (i) 20,101,216 shares held by Templeton Global Advisors Limited with respect to which it has sole dispositive power and 19,951,216 shares of which it has sole voting power; (ii) 808,480 shares held by Templeton Investment Counsel, LLC with respect to which it has sole voting and dispositive power; (iii) 176,740 shares held by Franklin Templeton Investments (Asia) Limited with respect to which it has sole dispositive power and 138,740 of which it has sole voting power; (iv) 123,730 shares held by Franklin Advisors, Inc. with respect to which it has sole voting and dispositive power; (v) 116,233 shares held by Franklin Templeton Investment Management Limited with respect to which it has sole voting and dispositive power; (vi) 35,500 shares held by Fiduciary Trust Company International with respect to which it has sole voting and dispositive power; and (vii) 31,860 shares held by Franklin Templeton Investments Japan Limited with respect to which it has sole voting and dispositive power. Each of these entities is an investment management subsidiary of FRI. In addition, the Schedule 13G/A reports that Templeton Growth Fund, Inc., an affiliated, registered investment company, has an interest in 11,500,000 of these shares. The Schedule 13G/A further reports that FRI, the principal shareholders, and its investment management subsidiaries disclaim beneficial ownership of the shares.

(3)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 20, 2007 by UBS AG. As reported in such filing, all of such shares are beneficially owned by the UBS Global Asset Management business group of UBS AG and its subsidiaries and affiliates. UBS AG disclaims beneficial ownership of such shares. UBS AG reports that it has sole voting power over 13,923,479 shares and shared dispositive power over all of the shares reported as beneficially owned.

(4)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2007 by Ziff Asset Management, L.P. (“ZAM”), PBK Holdings, Inc. (“PBK”), ZBI Equities, L.L.C. (“ZBI”) and Philip B. Korsant. As reported in such filing, ZAM shares voting and dispositive power over the full 15,846,913 shares beneficially owned with PBK and Mr. Korsant, and shares voting and dispositive power over 13,159,803 shares beneficially owned with ZBI.

(5)	Based on information contained in Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. (“FMR”), and Edward C. Johnson 3d. According to the Schedule 13G, FMR beneficially owns 10,069,222 shares, with the sole power to dispose of all of the shares, but with sole power to vote or to direct the voting of only 1,322 of those shares. FMR’s wholly-owned subsidiary, Fidelity Management and Research Company (“FMRC”) also beneficially owns 10,067,900 of the shares beneficially owned by FMR. Edward C. Johnson and FMR each has the sole power to dispose of the shares owned by FMRC, but neither has sole power to vote or direct the vote with respect to these shares (which power rests with the boards of trustees of various Fidelity funds). FMR’s beneficial ownership includes 1,322 shares owned through Strategic Advisors, Inc., a wholly owned subsidiary.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 2, 2007, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.

Stock Ownership Guidelines

The Company’s Board of Directors adopted the Chico’s FAS, Inc. Stock Ownership Guidelines on October 1, 2005 to align the interests of its directors and executives with the long-term interests of stockholders and to further promote the Company’s commitment to sound corporate governance.

Pursuant to the guidelines, the stock ownership for the Company’s officers, and officers of its subsidiary operating companies, is determined as a multiple of the officer’s base salary and is dependent on the ranking of the officer. The chief executive officer’s guideline is set at three times annual base salary, each executive vice president’s guideline is set at two times annual base salary, each senior vice president’s guideline is set at one and one-half times annual base salary, and each vice president’s guidelines is set at one times annual base salary.

The stock ownership guidelines for officers must be met within three years of the person becoming an officer or within three years of being promoted to a position requiring a higher ownership level, or by October 1, 2008, whichever date is later.

Non-officer directors are required to hold shares of the Company’s common stock with a value equal to three times the amount of the annual retainer (including supplemental retainers for Board and Committee chairmanships and lead director) paid to directors. The value of the shares is calculated using the annual retainer amount on the date the director is elected, or for directors who were serving at the time of the adoption of the guidelines, the annual retainer as of October 1, 2005.

Non-officer directors must meet the stock ownership guidelines within three years of being elected, or October 1, 2008, whichever is later.

The Company’s Stock Ownership Guidelines, which are available under the Investors Relations portion of the Company’s website (www.chicos.com) by clicking on Our Company, set forth which shares and share interests are counted towards satisfaction of the guidelines, the penalties for non-compliance, exceptions to the guidelines and reporting requirements.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2008 ANNUAL MEETING

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before January 3, 2008.

The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. ALEXANDER RHODES
Secretary

Dated: May 2, 2007

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 26, 2007
The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints Scott A. Edmonds, Charles J. Kleman and A. Alexander Rhodes, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Coconut Point Resort & Spa, Bonita Springs, Florida at 2:00 P.M., local time, on June 26, 2007 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated May 2, 2007 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.

Please be sure to sign and date this	Date:
Proxy in the space provided.

Stockholder sign above —— Co-holder (if any) sign above
The Board of Directors recommends voting “FOR” the following nominees and proposals:

Withhold
1.	ELECTION OF DIRECTORS	For All	Authority
		Nominees	For All
	Nominees for Class II Directors:	Listed	Nominees	For All
			Listed	Except
Verna K. Gibson, Betsy S. Atkins,
David F. Dyer		☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, mark “For All Except” and write the name(s) of the nominee(s) in the space provided below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	For ☐	Against ☐	Abstain ☐
3.	OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.
The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.

Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.

The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2006 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated May 2, 2007 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.
NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.